Exhibit 10.3

Execution Version

MASTER PURCHASE AND LICENSING AGREEMENT

BETWEEN

INTEGRATED ENVIRONMENTAL TECHNOLOGIES LLC

AND

FULCRUM BIOENERGY, INC.

This Master Purchase and Licensing Agreement (this “Agreement” or “Contract”) is made effective as of April 1, 2008, (“Effective Date”) and is by and between Integrated Environmental Technologies LLC, a New York limited liability company having its principal place of business at 1935 Butler Loop, Richland, WA 99354 (“Seller” or “IET”) and Fulcrum BioEnergy, Inc., a Delaware corporation with offices at 4900 Hopyard Road, Suite 220, Pleasanton, CA 94588 (“Fulcrum”). Seller and Fulcrum are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

RECITALS

Whereas, Seller is the exclusive manufacturer of the Plasma Enhanced Melter™ or PEM™ system, which incorporates Seller’s proprietary technologies;

Whereas, Fulcrum is engaged in the business of building and owning facilities (individually, a “Facility” and collectively, the “Facilities”) for converting waste materials into syngas and liquid fuels;

Whereas, Fulcrum intends to form a special purpose project company in order to develop, construct, finance, own and operate each Facility (such companies being referred to individually as an “Owner” and collectively as the “Owners”);

Whereas, Fulcrum desires certain Owners to purchase from Seller Model G500P PEM™ (“PEM™”) systems for processing waste at such Owners’ Facilities into syngas, as described in more detail below;

Whereas, in order to carry out the purchase and sale of each individual Core System (defined below) as contemplated hereby, Seller and an individual Owner designated by Fulcrum shall enter into a Purchase Order Contract (each, a “PO” or a “Purchase Order”, and collectively, the “POs” or “Purchase Orders”), in accordance with the terms and conditions of this Agreement, provided that Seller and Fulcrum each acknowledge that the PO for the first Core System subject to this Agreement will have certain material different provisions regarding performance guarantees, warranty, cost, schedule, or other commitments;

Whereas, in addition to such purchases by Owners, Fulcrum or its predecessors and IET have, since January 1, 2007, engaged in, and, subject to the terms and conditions of Articles 10 and 17 of this Agreement, Fulcrum and IET desire to continue to, engage in collaborative research, development and information sharing directed toward the invention, authorship or discovery of certain proposed new technologies related to offgas cleaning systems for the project commonly

Confidential - Page 1

referred to as Storey County (the “Offgas Collaboration”) and may from time to time thereafter desire to further collaborate on under the terms and conditions of Article 10 on additional, new technologies for Storey County or other projects (the “Additional Collaboration”) or otherwise engage in such other discussions, due diligence or services as the Parties may agree under this Agreement from time to time, the “MPLA Activities”).

AGREEMENT

Now, therefore, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Agreement to Purchase and Sell; Quantity

(a) Purchase of Core Systems. Fulcrum agrees to purchase (or to cause Owners to purchase) from Seller, and Seller agrees to sell to Fulcrum (or Owners), G500P PEM™ Systems and related equipment and materials (the “Equipment”), in the quantity and subject to the terms and conditions set forth in this Contract and each PO. The Equipment is more fully described in Exhibit A to this Contract, which is incorporated by reference as if fully set forth herein. Individual packages of Equipment consisting of two G500P PEM™ Systems are sometimes referred to herein as a “Core System.”

(b) Number of Core Systems Subject to Contract. Subject to all terms and conditions of this Agreement, Seller agrees to sell to Fulcrum (or Owners) up to 50 Core Systems, up to 20 of which Fulcrum may designate to be licensed to use both Non-Hazardous Materials and MSW as feedstock, and the remainder of which will be licensed to use only Non-Hazardous Materials excluding MSW as feedstock. Each Core System purchased under this Contract shall be installed and used only in the Territory.

(c) Certain Definitions. For purposes of this Agreement, the following definitions apply:

(i) The term “Municipal Solid Waste” or “MSW” includes any material that originates from residential sources in any material amount.

(ii) The term “Non-Hazardous Materials” or “NHM” includes any material that does not contain “Municipal Solid Waste,” “Medical Waste” or “Hazardous Waste” in any material amount.

(iii) The term “Hazardous Waste” includes (i) any material defined as “hazardous waste” under 40 C.F.R. Part 261; (ii) any material defined as hazardous waste, dangerous waste, toxic waste or similar terms under state laws implementing the federal Resource Conservation and Recovery Act, other applicable state law or that is otherwise regulated by state law in a manner similar to hazardous waste; and (iii) any material that would be included in subsections (i) or (ii) of this paragraph if it were disposed as waste.

(iv) The term “Medical Waste” includes waste generated by medical facilities, pharmaceutical manufactures, and pharmaceutical reverse distributors and waste regulated as

Confidential - Page 2

medical, biomedical, biohazardous, or pharmaceutical waste by applicable federal or state law.

(v) The term “Territory” means the United States of America and Canada.

(d) Minimum Purchase of Ten Core Systems. Fulcrum agrees to purchase (or cause Owners to purchase) at least ten Core Systems from Seller, and the purchase of Core Systems from and after the initial ten Core Systems shall be in Fulcrum’s discretion, although such purchases shall be in accordance with the terms and conditions of this Contract and the POs.

(e) Medical Waste License. The Parties acknowledge that pursuant to Section 1.9 of the Purchase Agreement, dated as of the Effective Date, between Fulcrum Sierra BioFuels, LLC, IMS Nevada LLC and Seller (the “Purchase Agreement”), Fulcrum’s affiliate, Fulcrum Sierra BioFuels, LLC, has the right within thirty (30) days following execution thereof to elect to accept assignment of the Medical Waste Processing Agreement (as defined in the Purchase Agreement) from InEnTec Medical Services California, LLC. If Fulcrum Sierra BioFuels, LLC notifies Seller, in writing, of its election to accept assignment of such agreement within such period, then this Agreement shall automatically, and without further action by the Parties, be amended to include Medical Waste for the 50 Core Systems identified in Section 1(b) and to allow Fulcrum and each Owner to license from Seller under the POs Core Systems to process Medical Waste.

(f) Purchase Orders. The Parties shall use all reasonable efforts to complete and execute the POs for Core Systems #1 through #3 within twenty one (21) days following the Effective Date.

2.	Limitations on Owner’s Purchase of Equipment

(a) Execution of Purchase Orders. Fulcrum acknowledges that its Owners’ continuing rights to purchase Core Systems hereunder and pursuant to POs shall at all times be governed by and contingent upon Fulcrum’s compliance with each and every term of this Contract in all material respects and shall be at all times governed by and contingent upon the execution of, and Fulcrum’s, or Owners’, as applicable, compliance with, the terms of a PO in all material respects for each specific Core System. Each PO shall contain licensing related provisions based on the terms set forth in Exhibit B attached hereto and each PO shall become effective only when filled in and signed by both parties thereto. If an Owner enters into a PO such Owner shall be considered to be the party holding title to the PEM Equipment components of the Core System and the licensee of the IET Technology components therein, and shall be responsible for complying with the terms and conditions of the PO and this Agreement to the extent incorporated therein. Fulcrum and each such Owner shall enter into inter-company or other licensing agreements as well as invention assignment or related agreements as are reasonably necessary to effect Owner and IET’s IP Rights under each PO. Each PO shall specify the allowed categories of feedstock and the location of the Equipment subject to the individual PO.

(b) Licensing Provisions. Fulcrum further acknowledges that the licensing provisions contained in each PO shall be subject to all of the terms and conditions set forth in such PO.

3.	Due Diligence, Information Rights and PDU Tests.

(a) Due Diligence. Within ten (10) days following the Effective Date, Seller will use its

Confidential - Page 3

commercially reasonable efforts provide to Fulcrum the information described on Exhibit F, in form reasonably satisfactory to Fulcrum.

(b) Information Rights. Fulcrum shall have the continuing right to request and review information regarding the Core Systems or to any matter referenced herein, and Seller shall at all times reasonably cooperate with Fulcrum’s requests relating thereto, which requested information may include process engineering reviews and descriptions, operating parameters and boundary conditions, utility requirements, heat and materials balances, process flow diagrams, equipment specifications and outline of drawings, equipment arrangement diagrams for the Core Systems, and estimates of core process equipment.

(c) Seller’s Rights in Information. Seller shall retain all right, title and interest in and to any and all data, drawings, information, designs, products, ideas and other materials or information provided to Fulcrum pursuant to Section 3, and Seller’s provision of the same shall not be deemed to grant any right or license to Fulcrum in or to any such data, drawings, information, designs, products, ideas and other materials or information. Fulcrum shall keep any and all information provided by Seller pursuant to this Section 3 strictly confidential in accordance with the requirements of Section 17 of this Agreement and such information shall be considered to be Confidential Information under that Section.

(d) PDU Test. Seller shall perform a Process Demonstration Unit Test in accordance with and subject to the provisions of Exhibit E.

4.	Purchase Price

Each PO shall include provisions consistent with the following, as appropriate:

(a) Pricing Generally. Subject to Sections 4(c) and 4(d) hereof, in consideration for the purchase and sale of the Core System under each PO and the license of the technology subject to each PO, Owner agrees to pay to Seller, for each Core System purchased thereunder, a total amount (the “Purchase Price”) equal to the following:

(1) Seller’s Reimbursable Costs (defined below) with respect to such Core System, plus

(2) [***] Dollars $[***] as profit for each Core System (the “Core System Fee”), plus

(3) [***] Dollars $[***] as a license fee for each such Core System (the “License Fee”).

For purposes of this Agreement, the term “Seller’s Reimbursable Costs” with respect to each Core System shall mean all of Seller’s actual costs directly related to each Core System, including but not limited to costs to engineer, procure, manufacture, insure, ship, shakedown, and Start-Up such Core System, in each case incurred on or after the date of execution (except for inventory items) of the PO for such Core System through and including the date set forth in each PO. Costs incurred by Seller (i) after the initial Performance Test to cause the Core System to meet the Performance

Confidential - Page 4

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Guarantee applicable to such Core System or (ii) in connection with fulfilling IET’s warranty obligations, in each case as set forth in any applicable PO, shall not be a “Seller’s Reimbursable Cost.” For each PO, the amounts of Seller’s Reimbursable Costs and the invoicing thereof shall be subject to the terms and conditions of the Reimbursable Costs Schedule attached hereto as Exhibit C, the applicable provisions of which shall be incorporated into each PO.

(b) Escalation. The Core System Fee and the License Fee set forth in Section 4(a) hereof shall be fixed for each Core System for which a PO is executed by an Owner and initial payment is received by Seller during the initial twelve-month period following the Effective Date. Such twelve-month period, and each twelve-month period thereafter commencing on the anniversary of the Effective Date, is referred to herein as a “Contract Year.” For all Contract Years from and after the first Contract Year, the Core System Fee and the License Fee shall increase by an amount equal to three percent (3%) of the then-current Core System Fee and License Fee as of the commencement of each such Contract Year, and shall remain in effect for each Core System for which a PO is executed by Fulcrum and initial payment is received by Seller during such Contract Year.

(c) No Core System Fee for Core System #1. Notwithstanding anything to the contrary herein, for a Core System to be located at the Storey County Project, the Purchase Price shall not include the Core System Fee component, and Fulcrum (and the applicable Owner) shall have no obligation to pay Seller the Core System Fee for such Core System.

(d) Most Favored Customer Pricing. If at any time during the term hereof, Seller sells to any third party purchaser who is not affiliated with Seller a Core System for a G500P for use to process any feedstock permitted to be licensed hereunder in the Territory, and such transaction is substantially similar to the transactions contemplated by this Agreement, except for a lower combined Core System Fee and License Fee, Seller shall promptly notify Fulcrum in writing of such sale or license terms with the third party purchaser and shall adjust the applicable prices payable by Owners for all Purchase Orders for which both the Purchase Order is signed and a notice to proceed is issued within six months after the date of the contract with the third party. For purposes of this paragraph, a transaction will be considered substantially similar to the transactions contemplated by this Agreement only if the transaction is structured as a cost plus fixed fee contract for a Core System and does not provide Seller with any other material, bona fide non-monetary consideration (such as royalties or equity rights) in addition to the fixed fee. If Seller commences sales of its Equipment in a transaction structured as a fixed price contract, then Fulcrum shall have the right to enter into future POs on a fixed price basis consistent with most favored customer pricing terms set forth in this Section 4(d). This Section 4(d) shall cease to be effective after Fulcrum’s execution of the twenty fifth (25th) PO.

5.	Payment Schedule

Each PO shall include provisions consistent with the following, as appropriate:

(a) Payment Schedule for First PO and Core System #1

(i) First Payment. Concurrent with execution of this Agreement, Fulcrum shall pay to Seller a non-refundable payment of $[***] to be applied towards the License Fee for Core

Confidential - Page 5

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

System #1.

(ii) Second Payment. Upon the execution of the first PO, Fulcrum or an Owner shall pay to Seller a non-refundable payment in the amount of $[***] to be applied to the License Fee for Core System #1.

(iii) Third Payment. Upon the issuance of a notice to proceed for Core System #1, Fulcrum or Owner shall pay to Seller a non-refundable payment in the amount of $[***] to be applied to Seller’s Reimbursable Costs for Core System #1. Such payment for Seller’s Reimbursable Costs shall be held and applied by Seller strictly in accordance with the first PO.

(iv) Balance of Seller’s Reimbursable Costs for Core System #1. Owner shall pay the balance of Seller’s Reimbursable Costs under the first PO for Core System #1 in accordance with the first PO against receipt of invoices from Seller.

(b) Payment Schedule for Core Systems #2 and #3

(i) Issuance of Purchase Order. For each of Core System #2 and #3, upon the earliest of (x) issuance of a notice to proceed for such system under the applicable PO, (y) closing of project finance or other financial funding of the Storey County Project, or (z) 180 days from the Effective Date (the date the earliest to occur under (x), (y) or (z), the “Payment Date”), Fulcrum shall pay Seller a non-refundable payment in the amount of $[***] per Core System (for a total of $[***]) to be applied towards the License Fee for each of Core System #2 and Core System #3.

(ii) Letter of Credit. Concurrent with, or within five (5) business days after, execution of this Contract, Fulcrum shall provide Seller with an irrevocable standby letter of credit in the amount of $5,000,000, in a form provided by the applicant’s bank which is reasonably acceptable to Seller, to secure Fulcrum’s obligation to make the payment described in Section 5(b)(i) on the Payment Date. If, following the Payment Date, Seller has provided written notice to Fulcrum of its failure to make such payment and Fulcrum has not cured such failure within five (5) days after receipt thereof, then Seller may draw on such letter of credit upon the execution of a draw certificate containing the conditions set forth on Exhibit G, if and only if Seller can certify to the matters specified therein. Seller shall return the letter of credit to Fulcrum as soon as reasonably practicable but no later than three (3) business days following the earlier to occur of (x) a termination of this Agreement for any reason other than a default by Fulcrum and (y) Fulcrum’s payment of the License Fees in accordance with Section 5(b)(i). All amounts received by Seller under the letter of credit shall be treated as non-refundable payments to be applied toward the License Fees for Core System #2 and Core System #3.

(iii) Issuance of Notice to Proceed. Upon issuance of a written notice to proceed with fabrication of each of Core System #2 and Core System #3 (which may or may not be issued simultaneously with issuance of the Purchase Order), Owner will pay Seller: (i) a non-refundable payment in the amount of $[***] per Core System to be applied towards Seller’s Reimbursable Costs in accordance with the applicable PO, plus (ii) a non-refundable payment of $[***] to be applied to the Core System Fee for such Core System.

Confidential - Page 6

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(iv) Balance of Seller’s Reimbursable Costs. Owner shall pay to Seller the balance of Seller’s Reimbursable Costs for each such Core System in accordance with the applicable PO as and when invoiced by Seller.

(v) Core System Fee Payment upon Delivery. Upon delivery of all Equipment comprising each Core System, the applicable Owner shall pay to Seller a non-refundable payment of $[***] to be applied to the Core System Fee for each such Core System.

(vi) Completion. Upon Completion for each such Core System, the applicable Owner shall pay to Seller a non-refundable payment of $[***] to be applied to the balance of Seller’s Core System Fee for such Core System.

(b) Payment Schedule for Additional Core Systems

(i) Issuance of Purchase Order. Upon execution of a Purchase Order for additional Core Systems (after Core Systems #1, #2, and #3), the applicable Owner will pay Seller a non-refundable payment in the amount of $[***] to be applied towards the License Fee for such Core System.

(ii) Issuance of Notice to Proceed. Upon issuance of a written notice to proceed with fabrication of each Core System (which may or may not be issued simultaneously with execution of the Purchase Order), Owner will pay Seller: (i) a non-refundable payment in the amount of $[***] to be applied towards Seller’s Reimbursable Costs in accordance with the applicable PO, plus (ii) a non-refundable payment of $[***] to be applied to the balance of the License Fee for such Core System.

(iii) Balance of Seller’s Reimbursable Costs. Owner shall pay to Seller the balance of Seller’s Reimbursable Costs for each such Core System in accordance with the applicable PO as and when invoiced by Seller.

(iv) Core System Fee Payment upon Delivery. Upon delivery of all Equipment comprising each Core System, the applicable Owner shall pay to Seller a non-refundable payment of $[***] to be applied to the Core System Fee for each such Core System.

(v) Completion. Upon Completion for each such Core System, the applicable Owner shall pay to Seller a non-refundable payment of $[***] to be applied to the balance of Seller’s Core System Fee for such Core System.

Confidential - Page 7

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

6.	Invoicing

(a) Taxes and Tariffs. Fulcrum and/or the Owner under an applicable PO shall be responsible for paying all sales, use and similar taxes and tariffs of any kind (including, without limitation, local, state, province, federal, or national) applicable to the sale, delivery and transfer of a Core System under the applicable PO. All such amounts will either be paid directly by Fulcrum and/or the Owner to applicable taxing authorities, or paid by Seller and reimbursed by Fulcrum and/or the Owner. It is the duty of Fulcrum and/or the Owner to establish exemption to any taxes, tariffs, duties or fees and to fully indemnify Seller if such information is incorrect.

(b) Invoices. Except as may otherwise be provided in a PO, Seller will provide an Owner with periodic invoices for amounts due under a PO, and Owner shall pay such invoices by wire transfer within thirty (30) days of receipt of such invoice. Where this Contract requires payment “upon” the happening of a specified event, such payment shall be made by Fulcrum or Owner with 24 hours of such event occurring without receiving an invoice from Seller.

(c) Bank Accounts. Payments from Fulcrum or Owners to Seller shall be made by wire transfer to an account designated by Seller from time to time. Seller may change the instructions or account for payment by giving advance notice to Owner.

(d) Late Payments. Late payments under this Contract and each PO shall bear interest at the lesser of the maximum rate permitted by law or one and one half percent (1.5%) per month from the original due date to the date of payment.

(e) Nature of Payments. Each PO shall contain provisions specifying the rights and obligation of the Parties upon an early termination of the PO, including specifying those payments that are non-refundable, applicable termination charges in the event of a termination for convenience by an Owner, the relative rights of the Parties in respect of any unfinished Core System covered by such PO, and related provisions. For the avoidance of doubt, the description of any payment made hereunder as being “non-refundable” is not intended to limit any rights to damages that the payor may have against the payee in the event of the default by the payee hereunder.

(f) Suspension. If an Owner fails to make any required payment at the time required by a PO, then Seller may, as its sole discretion, suspend performance of any of its obligations under such PO from the time such payment is required until such payment is made.

(g) Purchase Money Security Interest. In each PO, the Owner shall grant to Seller a first priority purchase money security interest in the Equipment purchased under such PO to secure Owner’s payment obligations under such PO. Owner shall cooperate with Seller to execute and file such documentation as may be necessary or advisable to evidence such security interest.

7.	Specifications and Manuals

(a) Equipment Specifications. Under each PO, after receiving a notice to proceed from Owner (the date of such receipt by Seller is the “Fabrication Start Date”), Seller shall at such time as may be agreed in the PO provide Fulcrum or Owner with summary specifications related to

Confidential - Page 8

installation of the Equipment, including, for example: (i) Equipment layout, weight, and dimensions, (ii) equipment utility requirements, (iii) location of connection points, and (iv) other information that may be needed by Owner. Such period may be extended as mutually agreed to by the parties in any PO prior to the first shipment of Equipment with respect to such Core System to an Owner. Owner shall provide Seller with all information that may affect Seller’s summary specifications within seven days, or such other time as may be agree in the PO, from the Fabrication Start Date, including the location of Owner’s Facility and the planned feedstocks.

(b) Design Materials. Under each PO, at a time as set forth in the PO, Seller shall use its commercially reasonable efforts to provide the Owner under such PO Process Flow Diagrams, Heat and Material Balances, Process and Instrument Diagrams, Utility Flow Diagrams, Line Lists, Equipment Lists, Material Specifications, Instrument Specification and Loop Diagrams, Insulation Specifications, Structural Drawings and Foundation Requirements, Piping Drawings, Equipment Mechanical Drawings, Programming for Programmable Controllers and all boundary conditions for interfaces with other parts of Owner’s Facility for the Core Systems purchased under such PO.

(c) Installation Manual. Under each PO, Seller shall provide Owner with a Supervisory Installation Manual to guide Owner and Owner’s contractors in the installation of Equipment (the “Installation Manuals”) provided by Seller no later than four (4) weeks prior to the first major shipment of Equipment to Owner’s Facility or such other time as may specified in the PO. Such Manual may be provided in installments if the Equipment is shipped in installments. Seller may from time to time provide reasonable updates to such manual at its discretion.

(d) Operating and Maintenance Manuals. Under each PO, Seller shall provide Owner with Operating and Maintenance Manuals for Equipment provided by Seller (“Operating and Maintenance Manuals”) no later than 30 days prior to the last shipment of Equipment to Owner. The Operating and Maintenance Manuals provide specifications for the Equipment provided by Seller and its operation and maintenance. Within 90 days after the completion of the Performance Tests, Seller shall update the Operating and Maintenance Manuals with as-built information showing the applicable Core System with all changes made by Seller through the date of the successful Performance Test.

(e) Confidentiality. All materials that Seller provides to Owners pursuant to the foregoing shall be considered “PEM Documentation” and “Confidential Information” within the meaning of the applicable PO.

8.	Seller’s Technical and Support Services

(a) General Support. Seller shall provide reasonable support for supervisory assistance with installation and Start-Up of the Equipment. Owners shall provide Seller with reasonable and free access to Facilities and all activity logs for the purpose of monitoring and/or inspecting Equipment throughout the period of construction, installation, commissioning, and Start-Up. Subject to the provisions of each PO, all time and/or costs incurred by Seller undertaking the activities described in the paragraph shall be part of Seller’s Reimbursable Costs, which shall be paid by Owner.

(b) Support Following Completion. Following Completion of each Core System, Seller shall provide, and Owner shall allow and pay for as a Seller’s Reimbursable Cost, one Seller

Confidential - Page 9

technical employee to support commencement of commercial operations and operation of each Core System for 12 months for each of Core Systems #1, #2 and #3, and for six months for each subsequent Core System, unless otherwise mutually agreed in writing by the Parties. Amounts paid by such Owner as a Seller’s Reimbursable Cost for the services described in this Section 8(b) shall include a twenty percent (20%) mark-up in addition to any mark-ups and multipliers already included in Seller’s Reimbursable Costs.

9.	Permits and Compliance with Laws

(a) Facility Permits. Each Owner shall be responsible to obtain all permits, licenses and other regulatory approvals associated with its Facility and/or with construction and operation of the Facility.

(b) Compliance with Law. Each Owner shall comply with all applicable laws, codes, ordinances, regulations, insurances requirements, and policies applicable to, or in effect at, its Facility. Such compliance is each Owner’s sole responsibility, and subject to the terms and provisions of each PO, any penalties or citations levied against Owner for failure to so comply levied by any local, state, or federal authorities shall be at such Owner’s sole cost and expense.

10.	Intellectual Property Rights under this Agreement.

(a) KBR Materials and the Offgas Collaboration. Within fifteen (15) business days of the Effective Date, the Parties shall agree, under a separate definitive written agreement, to specific terms and conditions governing their rights and obligations, including with respect to IP Rights, in connection with the Offgas Collaboration including, without limitation, Fulcrum’s disclosure or license to IET of certain Fulcrum Technology commonly referred to by the Parties as the KBR pre-FEED package.

(b) Additional Collaborations. If mutually agreed, the parties may conduct Additional Collaborations under this Agreement. All IP Rights, and confidentiality obligations for Additional Collaborations shall be as set forth in one or more separate, mutually agreed amendments, supplements, schedules or Exhibits to this Agreement.

(c) Ownership of IP Rights; License Grant in MPLA Activities.

(i) IET’s Ownership; Fulcrum’s License. As between Fulcrum and IET under this Agreement, IET is and shall be the sole and exclusive owner of all IP Rights in and to the IET Technology whether or not used in or contributed to the MPLA Activities. No ownership of the IET Technology or the IP Rights in and to the IET Technology are transferred to Fulcrum except that, subject to the terms and conditions of this Agreement, IET hereby grants to Fulcrum a limited, revocable license under IET’s IP Rights to use that portion of the IET Technology actually provided to Fulcrum for the sole purpose of performing the specific, mutually agreed tasks necessary to complete each of the MPLA Activities. In no event shall this license be deemed to grant Fulcrum any rights not expressly provided herein including, without limitation, any right to make, use or sell IET Technology.

(ii) Fulcrum’s Ownership. As between Fulcrum and IET under this Agreement Fulcrum

Confidential - Page 10

is and shall be the sole and exclusive owner of all IP Rights in and to the Fulcrum Technology whether or not used in or contributed to the MPLA Activities. No ownership of the Fulcrum Technology or the IP Rights in and to the Fulcrum Technology are transferred to IET.

(iii) Term and Termination of Licenses. Each license granted hereunder shall continue in effect for so long as required to achieve the Party’s mutually agreed goals under each of the MPLA Activities or until earlier terminated. If either Party materially breaches its obligations under Section 10(g) and/or Article 17, infringes or misappropriates the other Party’s Proprietary Materials or IP Rights, including by exceeding the authorized scope of license, the non-breaching Party may provide the other Party with a written notice specifying the nature of the breach. The breaching Party shall have thirty (30) days to cure from receipt of notice. If not cured within such period, the non-breaching Party may terminate this Agreement and all license rights granted to the breaching Party, by providing a second written notice of immediate termination. Immediately upon expiration or termination of a license, the breaching Party shall cease use of and immediately return all copies and embodiments of the other’s Confidential Information and Proprietary Materials then in its possession or under its reasonable control.

(d) Derivative Works, Improvement Patents and New Materials. During the term of this Agreement, the Parties may develop, author, invent, create and/or conceive, either solely or jointly with others: (i) Derivative Works; and/or (ii) Improvements of the IET System or Fulcrum Technology; as well as (iii) brand new Proprietary Materials that are not Derivative Works or Improvements of either the PEM System or Fulcrum Technology (the “New Materials”). The Parties’ respective ownership in and to such Derivative Works, Improvements and New Materials shall be as set forth below in this Article.

(1) Ownership of Derivative Works. Each Party owns and shall continue to own all IP Rights in and to the Derivative Works of their respective Proprietary Materials, by whomever made, as if originally authored, created or conceived by such Party except as described below with respect to Joint Materials.

(2) Ownership of New Materials. If either Party develops, authors, invents, creates and/or conceives any New Materials without assistance or contribution from the other Party, then unless otherwise set forth in this Agreement, all IP Rights in and to those New Materials shall be owned solely and exclusively by the developing Party except as described below with respect to Joint Materials.

(e) Ownership of Improvements; Grant-back Licenses.

(i) IET Improvements to Fulcrum Technology.

(1) Ownership. If in the course of each of the MPLA Activities, IET invents, discovers or conceives any Improvement to the Fulcrum Technology (the “IET Improvements to Fulcrum Technology”), all such IET Improvements to Fulcrum Technology and all IP Rights in and to them shall be owned by Fulcrum. IET shall assign, and hereby perpetually and irrevocably assigns to Fulcrum, all such right, title and interest in and to the IET Improvements to Fulcrum Technology. Fulcrum shall be solely responsible for maintaining such IET Improvements to Fulcrum Technology.

Confidential - Page 11

(2) Grant-back License. Without in any way limiting Fulcrum’s ownership hereunder, unless restricted by Fulcrum’s third party licensors, Fulcrum shall grant and hereby grants to IET, and IET only, a fully paid-up, enterprise-wide, royalty-free, worldwide, perpetual, non-exclusive, sublicense-able through multiple tiers, license under Fulcrum’s IP Rights to use the IET Improvements to Fulcrum Technology in the field of bioenergy and gasification. The license rights granted in the previous sentence shall be: (x) non-transferable except in connection with a sale, merger, or reorganization involving substantially all of IET’s assets related to IET’s business, and (y) shall be “AS-IS” without warranty of any type, except that Fulcrum hereby warrants that it has full power and authority to grant the applicable license(s).

(ii) Fulcrum Improvements to IET Technology.

(1) Ownership. The Parties recognize that as a result of obligations created under this Agreement Fulcrum will gain substantial access and understanding of IET Equipment and IET Technology. Therefore, if Fulcrum invents, discovers or conceives any Improvement to the IET Technology (the “Fulcrum Improvements to IET Technology”), all such Fulcrum Improvements to IET Technology and all IP Rights in and to them shall be owned by IET. Fulcrum shall assign, and hereby perpetually and irrevocably assigns to IET, all such right, title and interest in and to the Fulcrum Improvements to IET Technology. IET shall be solely responsible for maintaining such Fulcrum Improvements to IET Technology.

(2) Grant-back License. Without in any way limiting IET’s ownership hereunder, IET shall grant and hereby grants to Owner, a fully paid-up, royalty-free, worldwide, perpetual, non-exclusive, non-assignable but sublicense-able through multiple tiers, license under IET’s IP Rights to use the Fulcrum Improvements to IET Technology at any Facility for any purpose related to the field of bioenergy. The license rights granted in the previous sentence shall be: (i) non-transferable except in connection with a sale or merger involving all or substantially all of the Facility or the controlling portion of Owner’s shares or other interests in the Facility, and (ii) without in any way limiting the warranties provided by IET under the Agreement with respect to the underlying IET System components on which the Fulcrum Improvements to IET Technology licensed hereunder may be based, shall be “AS-IS” without warranty of any type, except that IET hereby warrants that it has full power and authority to grant the applicable license(s).

(iii) Further Assurances. Each Party (the “Notifying Party”) shall notify the other Party of any Improvements developed by the Notifying Party which would, under the terms of this Article 3, be owned by the other Party. Such notice shall be provided as soon as reasonably possible following development by the Notifying Party. Notifying Party further acknowledges and agrees that, in the event the other Party decides to file patent applications on such Improvements or to file registrations for any other IP Rights on such Improvements, Notifying Party shall cooperate with the filing Party in the preparation of any and all such patent applications or other IP Rights applications, and the execution of any and all assignments or other documents, necessary in connection with obtaining such patent or other IP Rights protection in the name of other Party anywhere in the world. In addition, the parties shall document all Joint Materials in a cooperatively prepared invention report describing such Joint Materials in sufficient detail so as to allow the Party with Filing Responsibility (as defined below) to fulfill its obligations under Section 10(f)(ii).

Confidential - Page 12

(f) Development of Joint Materials.

(i) Ownership. If during the term of this Agreement, Fulcrum and IET (including the employees, consultants and contractors of each Party) working jointly together invent, discover or conceive any New Materials, Derivative Works or Improvements (collectively, the “Joint Materials”) then all such Joint Materials and all IP Rights in and to them shall be owned jointly and equally by the Parties and the Parties shall cooperate with each other as described in this Section in preparing, filing and prosecuting all IP Rights in and to the Joint Materials and in the maintenance of any such IP Rights.

(ii) Filing Responsibility; Notices. IET shall have the first right, but not the obligation, to assume responsibility for the preparation, filing prosecution and maintenance of all IP Rights in or to the Joint Materials (“Filing Responsibility”). If IET declines Filing Responsibility, then IET shall provide Fulcrum with written notice thereof no later than sixty (60) days prior to the first applicable statutory bar date or other deadline for filing, registering or otherwise protecting the IP Rights for the Joint Materials. Within twenty (20) business days of receipt of such notice from IET, Fulcrum shall provide IET with written notice confirming Fulcrum’s assumption of Filing Responsibility or declining same. If Fulcrum so declines, IET shall have the right, but not the obligation, to resume Filing Responsibility.

(iii) Costs; Non-Filing Party’s Rights and Obligations. In all events, the Party assuming Filing Responsibility shall provide, and shall direct its counsel to provide, the other Party (the “Non-Filing Party”) with copies of all such applications and all correspondence with all applicable offices and authorities (including any official actions and proposed responses thereto) prior to any applicable filing deadline, and shall give the Non-Filing Party a reasonable period of time in which to provide comments and input on such applications and responses. The costs and expenses incurred by the Party assuming Filing Responsibility, as well as any other reasonable, documented costs associated with protection of the Joint Materials, shall be shared equally by the Parties. If the Non-Filing Party declines to share in the costs and expenses of Filing Responsibility, then the Non-Filing Party shall and hereby does, upon the written request of the Party assuming Filing Responsibility, assign to the Party having Filing Responsibility all right, title and interest, including all IP Rights, in and to the Joint Materials in question.

(g) Restriction On Reverse Engineering.

(i) Certain features of the design and fabrication of the IET Equipment are proprietary trade secrets owned by IET, the disclosure of which could have a material, adverse effect on IET’s opportunities and advantages in the marketplace. The designs, dimensions, materials of construction, software and circuit configurations and other features of the IET Equipment and its sub-components shall remain the exclusive property of the IET under the terms of this Agreement, subject only to the limited licenses provided herein, and Fulcrum agrees to take all reasonable precautions necessary to maintain the proprietary and trade secret status of the designs, dimensions, materials of construction, including without limitation, software and circuit configurations.

(ii) Notwithstanding any other provision in this Agreement that may appear to the contrary, Fulcrum agrees not to disassemble, decompile the object code form of IET Software, analyze the

Confidential - Page 13

materials of construction, or otherwise reverse engineer, the IET Equipment or any of its sub-components provided herein, or to allow any third party to disassemble, decompile IET Software pertaining to, analyze the materials of construction of, or otherwise reverse engineer, the IET Equipment or any of its sub-components provided herein.

(iii) Fulcrum shall not modify or otherwise alter the IET Equipment without the prior written consent of IET, at IET’s express direction (if subsequently confirmed in writing) and/or as necessary by Fulcrum to perform routine or emergency maintenance.

(h) Definitions.

Any capitalized term used but not defined this Article 10 in the Section in which they first appear, shall have the meaning ascribed to it below.

(i) “Derivative Works” has the meaning ascribed to it in Title 17 U.S.C., but in all events shall apply to additions, changes, or other statutorily specified new material appearing for the first time in the applicable item or work hereunder.

(ii) “Fulcrum Technology” means all Proprietary Materials: (1) owned, developed or licensed by or on behalf of Fulcrum prior to the Effective Date; (2) owned, developed or licensed by or on behalf of Fulcrum subsequent to the Effective Date but independent of and separate from the Agreement or this Agreement; and/or (3) invented, developed or discovered by Fulcrum or Owner, acting alone or with others, and which are owned by Fulcrum pursuant to Articles 2 and 3 of this Agreement. As used hereunder, but without limiting Fulcrum’s IP Rights thereto outside of this Agreement, in no case will “Fulcrum Technology” be construed to include gas to liquid conversion technology, nor shall Fulcrum be required to deliver to IET, via license or otherwise, any of Fulcrum’s inventions, discoveries and/or works of authorship (whether or not patentable, published, reduced to practice or recorded in a medium) related to gas to liquid conversion technology or trade secrets know-how, methods, processes or formulae related thereto. In addition, in no event shall IET Technology or Improvements to IET Technology be included in “Fulcrum Technology”.

(iii) “Improvements” means any patentable invention or discovery that is reduced to practice, whether or not it is actually patented, during the term of this Agreement and which constitutes a modification, enhancement, customization, adaptation, addition to or change in any process, method or system that is already patented by or covered by the subject matter of, or the claims under a patent pending, applied for or issued to the applicable Party at any time during the term of this Agreement.

(iv) “IP Rights” means all intellectual property rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including but not limited to: (1) copyrights, trade secrets, trademarks, patents, inventions, designs and trade dress, “moral rights,” mask works, publicity rights, privacy rights and any other intellectual property and proprietary rights; and (2) any application or right to apply for any of the rights referred to in clause “(1)” and any and all renewals, extensions and restorations thereof.

(vi) “IET Documentation” means written and electronic user manuals, technical

Confidential - Page 14

documentation, guides and reference materials related to IET Equipment or IET Technology, and all the input, processing and output detail for each material feature and function of the IET Equipment and IET Technology and shall further include descriptions of procedures, operations, maintenance and continuous improvement management as would allow Fulcrum’s employees and contractors to operate and maintain the IET Equipment and IET Technology.

(vii) “IET Equipment” means equipment that IET provides to Fulcrum under this Agreement, including the IET reactor and thermal residence chamber, partial oxidation gasifer and all related controls, power supplies, metals and vitrate recovery equipment embodying, and into which IET has embedded all or portions of, the IET Technology, all as more specifically identified on an itemized, component-by-component basis by name and model number in this Agreement.

(viii) “IET Method” means, to the extent already described in IET’s patent claims or otherwise reduced to writing in the IET Specification or IET Documentation, methods, processes and techniques for: (1) converting organic materials into carbon monoxide, hydrogen and carbon dioxide (syngas) utilizing plasma heating, joule heating, and/or combinations of plasma and joule heating; and (2) configuring equipment and machinery for use in connection with the foregoing.

(ix) “IET Specification” means written and electronic materials describing and documenting the operating parameters, boundary conditions, utility requirements, heat and materials balances and other technical and operations specifications and procedures for siting, configuration, use, and operation of the IET System and shall further include schematics, workflows, diagrams and descriptions as would allow Fulcrum’s employees and contractors to operate and maintain the IET System.

(x) “IET Software” means all runtime and non-runtime machine-readable, executable object code, human readable source code, commented source code, and other computer formatting, programming or scripting code together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, screen displays, user-interfaces, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae related to the foregoing related to the operation, use and enjoyment of the IET Equipment.

(xi) “IET System” means the IET Technology and IET Equipment, collectively.

(xii) “IET Technology” means, the IET Equipment, IET Method, IET Software, IET Documentation, IET Specifications and all Proprietary Materials related to, necessary for or useful in the operation, use and enjoyment of the IET Equipment by authorized purchasers.

(xiii) “Proprietary Materials” means all of the following to the extent not already covered by the definition of the IET System or Fulcrum Technology:

(1) all inventions and discoveries, other than Improvements, whether or not patentable, reduced to practice or recorded in a medium together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing in any form or medium;

Confidential - Page 15

(2) all logos, brand names, Internet domain names, trade dress, trade names, assumed names, fictitious names and all graphics, words, symbols or other tangible materials designed or intended to identify Fulcrum, an Owner, IET or either of their third party licensors as the source of goods or services;

(3) all published and unpublished works of authorship, other than Derivative Works, together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing in any form or medium;

(4) all tangible materials, data, information, reports and technologies and all intangible ideas, know-how, concepts, methods, techniques, practices, procedures, rules and processes, together with all prototypes, models, designs, business plans, files, templates libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing in any form or medium; and

(5) all runtime and non-runtime machine-readable, executable object code, human readable source code, commented source code, and other computer formatting, programming or scripting code together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, screen displays, user-interfaces, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms and formulae related to the foregoing.

11.	Owner Inspection Rights

Except as specified below, Owner may inspect the Equipment during manufacture at the point of manufacture with proper escort provided by Seller. This includes inspection for proper fit-up, material specifications and mill records, stress relief procedures and records, welding procedures, welder qualification records, welds and radiography fastening, code compliance records and inspection reports, electrical code compliance and inspection reports for the State in which Owner will install the Core System, surface preparation, painting and insulation both before and after cure, tests of control systems, pressure tests and general overall manufacturing quality. Owner shall provide Seller with at least seven days notice of any intended inspections. Seller will obtain inspection rights at its vendors’ or contractors’ locations, but such rights are subject to any limitations imposed by such vendors or contractors. The forgoing inspection rights do not apply to any aspect of refractory manufacture or installation, except that Owner shall be entitled to inspect the preparation of the surface of the vessel to receive the refractory, the metal clips on such vessel, and refractory after final installation of the refractory materials.

12.	Shipping; Title to Equipment; Risk of Loss

Each PO shall include provisions consistent with the following, as appropriate:

(a) Generally. Each PO shall contain a procedure for establishing a shipping date after receipt of a notice to proceed, and the PO will also contain provisions for delay of the shipping date in certain circumstances such as failure to pay or force majeure.

Confidential - Page 16

(b) Facility Preparation. Owner shall arrange for Owner’s Facility to be prepared and ready for delivery of the Equipment or any portion of it and shall be responsible for all reasonable costs incurred or delays if Owner’s Facility is not able to accept delivery.

(c) Title. Each PO shall contain provisions specifying the point of Title transfer. The point of title transfer may vary case by case, and Seller will reasonably accommodate needs of Owner’s financing, if any, to transfer title upon receipt of payments provided that (i) Seller at all times has an interest in the Equipment at least equivalent to any amounts that it is owed under a PO, and (ii) where Seller obtains parts or components from multiple sources, Seller’s obligation to transfer title prior to delivery applies only to a small number of components constituting a significant percentage of the overall Equipment cost. Seller shall warrant good title to all Equipment, and Seller warrants that title and ownership thereto shall pass to and vest in Owner as described herein free and clear of any and all liens, claims, charges, security interests, encumbrances and rights of other persons arising as a result of any actions or failure to act of Seller, its subcontractor or vendors. However, transfer of title hereunder shall not affect Owner’s rights or Seller’s obligations as set forth in other provisions of the PO.

(d) No Liens. Except as otherwise described in a PO, to the extent payments have been made as required under each PO, Seller shall not permit or suffer to exist any lien or other encumbrance of any person claiming by, through or under Seller, its subcontractors, vendors or any affiliate thereof upon the Equipment or other property of Fulcrum or Owner. If any such lien or encumbrance is imposed, Seller shall respond to such lien or encumbrance in accordance with the applicable provision of the PO and Section 18 below.

(e) Risk of Loss; Casualty. Each PO shall contain provisions to specify when risk of loss of each item of Equipment or other materials shall transfer from Seller to each Owner. Fulcrum desires that risk of loss transfer upon transfer of physical possession of Equipment from a common carrier to Owner at Owner’s Facility. Each party will agree at all times while it has risk of loss of the Equipment to use the same degree of care in safeguarding the Equipment that it would use in safeguarding its own equipment and related materials (but not less than a reasonable degree of care). Each PO shall contain provisions specifying the relative rights and obligations of the parties to such PO with respect to a casualty to the Equipment before Completion, including with respect to provisions dealing with risk of loss, Seller’s Reimbursable Costs, and insurance and shall limit liability associated with casualty losses to the replacement of the Equipment in a reasonable time.

(f) Shipping Insurance. Each PO will contain provisions addressing shipping insurance substantially as follows. At all times while a party has risk of loss of the Equipment, it shall (unless directed otherwise by the applicable Owner) maintain insurance to cover all losses and damages that may occur to or be caused by the Equipment. At a minimum, the required insurance shall include (i) All Risk Property Insurance for the Equipment with coverage at least equal to 125% of the replacement cost of the Equipment, and (ii) Comprehensive General Liability with coverage of at least $5,000,000 per occurrence. All of the insurance required shall be maintained with an insurance company holding an AM Best rating of A-IX or better, and shall have a waiver of subrogation in favor of the other party to the PO. Certificates evidencing such insurance shall name the other party and applicable affiliated companies as additional insureds, and that the policy(ies) providing such insurance will require thirty (30) days advance written notice to the

Confidential - Page 17

other party in the event of cancellation thereof. Copies of all certificates and policies will be provided to the other party. In the event a party fails to maintain the insurance required by this Section, the other party may suspend its obligations under the applicable PO until such insurance is obtained. If a party experiences any damages subject to insurance maintained by the other, the parties will cooperate in resolving claims related to such damages, and the amount of insurance proceeds payable with respect thereto. The foregoing insurance provisions shall also address loss payee and additional insured matters and shall otherwise be consistent with the insurance provisions in each PO. Costs of insurance shall be a Seller’s Reimbursable Cost.

13.	Installation, Performance Guarantees and Testing, and Completion

(a) Generally. Subject to the terms and conditions of each PO, each Owner will be responsible for the installation and Start-Up of the Equipment at such Owner’s Facility and for all aspects of the balance of Owner’s Facility that is not specifically included within the Equipment.

(b) Refractory Installation. Notwithstanding Section 13(a), Seller will install or arrange for confidential and proprietary installation of the refractory in each Core System. Owners shall provide Seller or its contractors secluded access for this purpose. The parties to the applicable PO will mutually agree on the time for such installation. Any repair or replacement work on any refractory installed as part of a Core System under a PO shall be subject to this Section 13(b).

(c) Start-Up and Performance Testing.

(i) Performance Guarantees and Tests. Each PO shall specify the performance guarantees (“Performance Guarantees”) (the terms of which performance guarantees are summarized on Exhibit D attached hereto) that shall be met during the tests to be performed in accordance with the PO (“Performance Tests”). Each PO shall set forth detailed procedures for the Performance Tests. In recognition that the performance of the first Core System to be started-up shall have more uncertainty with respect to performance than subsequent Core Systems, the Parties have agreed that the first PO shall have more lenient provisions regarding certain aspects of performance guarantees, warranties, costs, schedule, or other commitments; provided that the POs shall have mutually agreed provisions to address the possibility that a Core System under PO #2 or PO #3 could conceivably achieve Start-Up prior to the Start-Up of the Core System under PO #1.

(ii) Performance Liquidated Damages; Cap on Seller’s Liability for Liquidated Damages. Each PO shall provide for payment by Seller to Owner of performance liquidated damages (calculated as an amount payable based on the percentage difference between actual performance of the Core System and the Performance Guarantee applicable to such Core System) (such amount, the “Liquidated Damages Amount”) for failure of the Core System to meet the Performance Guarantees applicable to such Core System. The Liquidated Damages Amount shall be capped under each PO at an amount equal to 50% of the License Fee payable under such PO (the “LD Cap”). Seller shall be obligated to promptly correct the Equipment in order to cause the Core System to achieve such Performance Guarantee. Actual costs (without mark-up or multipliers) incurred by Seller to correct the Equipment shall reduce the Liquidated Damages Amount, and Seller shall have no further obligation to correct the Equipment after such amount has been reduced to zero. If, notwithstanding Seller’s commercially reasonable efforts, the

Confidential - Page 18

applicable Owner and Seller mutually agree that it would not be productive for Seller to continue efforts to correct the Equipment (the “LD Payment Date”), then Seller shall pay to Owner as liquidated damages an amount equal to the Liquidated Damages Amount as calculated on the LD Payment Date, capped at an amount equal to the initial LD Cap less the actual costs incurred by Seller to correct the Equipment.

(d) Completion and Acceptance. The completion by Seller under each PO (“Completion”) shall occur at such time as all the following has occurred: (i) all Equipment, materials, manuals and other deliverables required from Seller under the PO have been delivered in accordance with the terms of the PO; (ii) all Performance Tests have either been successfully completed, or Seller has paid any performance liquidated damages in accordance with the PO; and (iii) Seller has fully performed all other work and services required by the PO to be performed prior to or as a condition of Completion, including the remedying of any defective work or services of which Seller has been given notice by Owner. The PO shall contain procedures whereby when Seller believes it has achieved Completion it shall send a notice to Owner certifying the same, and Owner shall either reasonably promptly accept the same or provide written notice back to Seller describing any disagreement.

(e) Start-Up. For purpose of a PO and this Agreement, the term “Initial Start-Up” shall mean the first insertion of feed materials and/or glass formers into a Core System, and the term “Start-Up” shall mean the period of preparing for Initial Start-Up, commissioning, shaking down, and testing of the Core System. Seller and/or Seller’s authorized representatives shall have the right at all reasonable times to be present and observe during performance of installation and Start-Up.

14.	Warranty

(a) Warranty. Under each PO, Seller shall warrant that the Core System and all Equipment and all other materials provided by Seller under the PO shall in all material respects meet all the requirements and specifications of the PO, shall be new and, if no quality is specified in the PO, of high quality, shall be capable of the purposes described in the PO when incorporated into the Facility and free from defects in design, engineering, materials, manufacturing, and workmanship and shall conform in all material respects with all applicable laws and standards and codes in effect on the date of shipment thereof. Seller further shall warrant that all services provided by Seller shall be performed in a good and workmanlike manner in accordance with accepted professional standards and shall conform in all material respects with the requirements of the PO and all applicable laws and standards and codes in effect on the date of performance thereof. The foregoing warranties shall continue for a period of 12 months from date Initial Start-Up first occurs (the “Warranty Period”). Any warranty claims must be delivered to Seller in a writing explaining in sufficient detail the warranty claim being asserted within the Warranty Period, in accordance with the terms of this Section 14. Any warranty claims delivered to Seller after the expiration of the Warranty Period shall be excluded from warranty coverage. This warranty extends only to the applicable Owner or a permitted assignee and terminates if the Equipment is relocated after installation or to a different Facility prior to the expiration of the Warranty Period.

(b) Procedure for Claims. To make a claim under this warranty, Owner shall provide written notice of a warranty claim to Seller as soon as possible after Owner discovers a breach of warranty.

Confidential - Page 19

Upon receiving notice of a claim under this warranty, Seller reserves the right to inspect the claimed defect on location, and shall undertake any such inspection promptly. In the event that any equipment or services do not conform to the warranty, Seller shall, at no cost to Owner (and not as a Seller’s Reimbursable Cost hereunder), at Seller’s option either promptly correct or reperform such equipment or services, or repair, replace or modify the item of equipment so that it conforms to such warranties. In the case of remedial work to be performed by Seller hereunder, Seller shall provide all labor, supervision, equipment, tools and materials necessary to perform the remedial work and shall bear all expenses in connection therewith. The cost of all labor required in connection with disassembly or reassembly of any equipment and the removal, replacement and reinstallation of equipment necessary to gain access, as well as the cost of transporting repaired items to and from the Facility, shall be borne solely by Seller. Seller also at its own cost shall perform such tests as may be reasonably required to verify that corrected, repaired or replaced equipment or services conforms to the warranties above and otherwise performs in accordance with the specifications set forth in the PO. Seller shall have access to the Facility and to Owner’s operating and maintenance records in order to perform remedial work hereunder, so long as such access shall not unreasonably interfere with Owner’s operation of the Facility.

(c) Warranty Work. Seller acknowledges that the failure of any Equipment to operate and perform properly and in accordance with the warranties and specifications provided in the POs could result in disruption of the Facility and substantial revenue loss to Owner. Seller agrees to perform all warranty work under a PO as expeditiously as is reasonably possible and in a manner which minimizes Facility disruption and revenue loss. If any warranty claim relates to Core System performance issues, Seller shall perform all warranty work, at a minimum, on a 2-10-7 crew-schedule (2-10 hour crew-shifts/day, 7 days/week), Monday through Sunday, unless otherwise approved by Owner. If Seller fails to perform warranty work under any PO in accordance with the requirements of the PO within five days of Owner providing notice to Seller of such failure, Owner may (but shall not be required to) itself perform or cause to be performed such work and Seller shall reimburse Owner all of its reasonable expenses for performing such work.

(d) Repaired Equipment Warranty. Any repaired or replaced part or reperformed services furnished under the aforesaid warranty shall carry warranties on the same terms as set forth above except that the warranty period with respect to such repaired or replaced part or reperformed services shall be for a period of at least six months from the date of repair, replacement, or reperformance, provided that, in no event shall the repaired equipment warranty extend for more than six months beyond the expiration of the original warranty period (in no case longer than eighteen (18) months from the date of Initial Start-Up).

(e) Limitations on Warranty. This warranty does not cover defects or damage due to normal wear and tear, improper use, alteration without Seller’s prior written consent, accident, acts of God, abuse, use of parts not approved by Seller, failure to follow Seller’s instruction for use provided prior to Equipment delivery, or repairs made or attempted by anyone other than an authorized representative of Seller. In the event Owner makes a warranty claim that does not fall within the warranty protections provided for in Section 14(a), Owner agrees to fully compensate and reimburse Seller for any expenses, parts, materials, labor, travel and time related to such claim in accordance with pricing in Section 20(b).

Confidential - Page 20

(f) Conditions. This warranty and all of Seller’s obligations related to the warranty (other than the obligations described in Section 14(k)) is conditioned upon Owner’s continuous compliance with all of the following:

(i) Owner providing Seller reasonable opportunity to inspect the Equipment, keeping adequate logs and records to establish proper Equipment operation and maintenance history, and supplying such information to Seller at such times as may be reasonably requested by Seller;

(ii) Owner granting Seller reasonable and free access to Owner’s Facility and all operating logs for the purpose of monitoring and/or inspecting the Equipment throughout the period during which installation and Start-Up is being conducted and throughout the Warranty Period;

(iii) Owner maintaining, at Owner’s sole cost and expense, a full time internet connection and modem to the control computer included as part of the Equipment, allowing Seller remote access to the Equipment to monitor operating conditions and parameters, and providing Seller remote repair or diagnostic assistance;

(iv) Owner utilizing only individuals that have participated in a Seller-designed training course, who have been certified by Seller (or a Seller designated training company) in such training course as competent operators to operate and maintain the Equipment; and

(v) Compliance with the Installation Manuals and with the Operating and Maintenance Manuals provided by Seller and with any reasonable updates to such manuals.

Failure to comply with any of the foregoing conditions will void Sellers’ warranties to the extent the failure had any prejudice on Seller.

(g) Exclusion of Damages. A provision similar to Section 20(g) hereof shall be included in each PO.

(h) Disclaimer of All Other Warranties. EACH PO SHALL CONTAIN A DISCLAIMER THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS WARRANTY SECTION OR AS OTHERWISE EXPRESSLY SET FORTH IN THE PO, SELLER DISCLAIMS ALL WARRANTIES OF ANY KIND, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT, RELATED TO THE EQUIPMENT OR ANY RELATED SERVICES. TO THE EXTENT THAT ANY APPLICABLE LAW PRECLUDES THE EXCLUSION OF ANY SUCH WARRANTIES, SUCH WARRANTIES ARE LIMITED IN DURATION TO THE DURATION OF THE WARRANTY PERIOD. No agent, employee, or representative of Seller has any authority to bind Seller to any affirmation, representation or warranty relating to the Equipment other than as specifically provided herein.

(i) Owner’s Rights. This warranty grants Owner specific legal rights; Owner may have other rights which vary from state to state.

Confidential - Page 21

(j) Limitation on Warranty Work. Seller’s liability with respect to the warranty work described in this Section 14 performed under (i) the first PO for Core System #1 shall not exceed more than 50% of the License Fee payable under such PO and (ii) all subsequent POs, shall not exceed more than 50% of the Core System Fee payable under each such PO.

(k) Third Party Warranties. Seller shall reasonably cooperate with Owner to obtain third party warranties on Equipment supplied under a PO by third parties. To the extent Seller receives warranties on the Equipment from third parties and such warranties provide greater warranty coverage on the Equipment than the warranty described in this Section 14, Seller shall assign such third party warranties (provided such warranties are assignable) to the applicable Owner to the extent of such greater warranty coverage; provided, that such assignment shall not reduce or otherwise limit Seller’s obligations with respect to its own warranties described in this Section 14. Seller shall reasonably cooperate with Owner to pursue such third party warranties and provide Owner copies of the documentation with respect to such third party warranties, in each case to the extent assigned to Owner.

15.	Limitation on Intended Users

Except as expressly provided by Seller in writing, Seller’s Equipment is intended for ultimate purchase and use by commercial/industrial users and for operation by persons trained and experienced in the use and maintenance of such Equipment. Seller’s Equipment is not intended for consumers or consumer use.

16.	Insurance

Each PO shall have mutually agreed provisions relating to insurance.

17.	Protection of Confidential and Proprietary Materials

Within fifteen (15) business days of the Effective Date, the Parties shall agree to specific terms and conditions governing their respective rights and obligations with regard to possession, use and subsequent disclosure of one another’s confidential information and trade secrets. Until such time, each Party shall hold all information, data and materials of the other Party: (i) marked with a “confidential” “proprietary”, or similar legend; (ii) identified as confidential in writing within one (1) business day of their original disclosure (whether such identification is verbal or written); and/or (iii) which are known, or which, by the nature of their content or the circumstances of their disclosure reasonably should be known to be confidential or trade secret (hereinafter “Confidential Information”) in strictest confidence and shall not make any use or disclosure of such Confidential Information to any individual or entity without the express written consent of the disclosing party in each instance, except in order to facilitate the receiving party’s performance hereunder for the disclosing party’s benefit. The receiving party shall handle all Confidential Information received with the same degree of care as it uses to maintain the confidentiality of its own confidential information of the same or similar nature, which shall in no event be less than reasonable care.

18.	Indemnification

Confidential - Page 22

(a) General Indemnity. Each PO shall include terms providing for mutual indemnity of the Parties, including provisions whereby, to the fullest extent permitted by Law, each party thereto (the “First Party”) shall defend, indemnify and hold harmless the other party (the “Second Party”) and all of its affiliates, along with each of their respective officers, directors, partners, agents, employees, successors, and assigns (collectively, with the Second Party, the “Indemnitees”), from and against all loss, damage, expense and liability (including court costs and reasonable attorneys’ fees) (collectively, “Losses”) resulting from injury to or death of persons, including employees of the Second Party or the Indemnitees, and from damage to or loss of property, caused by or arising in whole or in part out of, but only to the extent of the negligent acts or omissions or acts of willful misconduct of the First Party (or its subcontractors, vendors, officers, employees or agents) in connection with the Equipment, services, or performance of the PO (any of the events described above in this Section 18(a), “Indemnified Events”). Except for the First Party’s willful misconduct, the First Party’s indemnity obligation hereunder with respect to damage to or loss of the Second Party’s property shall be limited to $5,000,000, provided in no event shall any provision in this Section limit Owner’s rights under the Section hereof dealing with warranty claims or Performance Guarantees.

(b) Employee Claims. In any and all claims against an Indemnitee by any employee of the Second Party or any subcontractor or vendor thereof or by anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation stated in Section 18(a) shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the First Party or any such subcontractor or vendor under any applicable workers’ compensation law, disability laws, or other employee benefit law.

(c) Lien Indemnity. Each PO shall contain provisions under which Seller shall indemnify each Owner from liens filed in connection with the performance of the work under a PO to the extent required payments have been made under the PO and such liens are not allowed by the PO.

(d) Laws, Standards and Codes. Each PO shall contain mutual indemnities related to compliance with applicable laws, standards, and codes.

(e) Indemnification Procedures. Each PO shall specify the procedures, limits, and effect of making indemnity claims.

19.	Term and Termination

(a) Term. Unless earlier terminated pursuant to the provisions of this Agreement, Seller’s obligation to sell Core Systems to Fulcrum under this Agreement shall cease on March 31, 2018.

(b) Survival. Upon termination of this Agreement, any provisions necessary to implement or enforce residual obligations of this Agreement shall survive to the extent necessary to implement or enforce such obligations, including Section 17, Section 18, and Section 19.

(c) Either Party’s Right to Terminate. Either Party may terminate this Agreement in the following circumstances: (i) upon a material breach by the other Party that is not remedied within 14 days of notice provided by the non-breaching Party to the other Party of such breach; or (ii) the

Confidential - Page 23

commencement by either Party of a voluntary case as a debtor in bankruptcy under the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (“Bankruptcy Code”) or if an involuntary case against either Party under the Bankruptcy Code and relief is ordered against either Party or the petition is controverted but is not dismissed within ninety (90) days after the commencement of the case.

(d) Fulcrum’s Additional Rights to Terminate. Fulcrum may terminate this Agreement:

(i) in accordance with Section 3(b) or Section 3(c) of Exhibit E, in the event of Seller’s failure to achieve Successful Completion of a PDU Test as described therein;

(ii) if Seller has not within thirty (30) days following the Effective Date (A) provided Fulcrum (1) a list of applicable patents and published patent applications, and (2) reasonable access to Jeff Surma to explain the patents and applications and to discuss the technology to assist Fulcrum in performing due diligence on IET’s patent portfolio and (B) reasonably established that Seller has all reasonably necessary rights in the intellectual property to be licensed under the POs; provided, that in no event shall Fulcrum rely on any statements or representations made by IET or any of its employees in connection with any discussions referenced above, nor shall any statements made by IET or any of its employees be construed as representations or warranties of any kind; provided, further, that Fulcrum may only terminate this Agreement under this Section 19(d)(ii) within sixty (60) days after the expiration of the aforesaid thirty (30) day period;

(iii) upon Fulcrum’s discovery of any critical defect or similar problem with the Core Systems or Seller’s technology (including Seller’s failure to have sufficient proprietary rights in such technology) that is reasonably likely to make use of such Core System or Seller’s technology unfit for its intended purpose, taking into account all relevant factors, including reasonably likely cures by Seller with respect to any such defect or similar problem; provided that in the event of any dispute about Fulcrum’s right to terminate under this Section 19(d)(iii), Fulcrum shall bear the burden of proving its right to terminate by clear and convincing evidence;

(iv) upon any uncured default under any PO that would entitle Owner to terminate such PO; or

(v) after Fulcrum has purchased ten (10) Core Systems from Seller and paid the full Purchase Price for all ten such Core Systems.

Fulcrum agrees that when and if Fulcrum determines that Seller has satisfied the conditions the failure of which would give rise to Seller’s termination rights described in either Section 19(d)(i) or Section 19(d)(ii), Fulcrum shall notify Seller in writing of the same.

(e) Seller’s Additional Right to Terminate. Seller may terminate this Agreement at any time after Fulcrum (or its designated Owner) fails to provide Seller with a Purchase Order and associated payment for any continuous 24 month period, provided that if Seller, at its option accepts a Purchase Order after the end of such 24 month period, Seller’s right to terminate shall expire as to the period preceding the acceptance of the Purchase Order, but shall continue to exist in the event that Fulcrum fails to provide Seller with a Purchase Order for any subsequent 24 month period.

Confidential - Page 24

(f) Effect of Termination. Unless otherwise specified in this Agreement, the termination of this Agreement shall not affect or reduce any remedies that the Party terminating this Agreement shall have against the other Party as a result of the default or event giving rise to such termination; provided, that Fulcrum’s sole and exclusive remedy shall be the right to a refund of all amounts paid to Seller under this Agreement if Fulcrum terminates this Agreement in accordance with Section 19(d)(ii) or Section 19(d)(iii) within one hundred and twenty (120) days after the Effective Date. If Fulcrum terminates this Agreement after one hundred and twenty (120) days after the Effective Date or for any other reason, Fulcrum shall not be entitled to a refund hereunder, but without prejudice to any rights Fulcrum (or an Owner) may have under any PO. If Fulcrum terminates this Agreement in accordance with Section 19(d)(iii) within one hundred and twenty (120) days after the Effective Date, or if Fulcrum terminates this Agreement in accordance with Section 19(d)(i) or Section 19(d)(ii), then Seller shall have the right to purchase, or cause its designee to purchase, Fulcrum Sierra Holdings, LLC’s entire limited liability company interest in Fulcrum Sierra BioFuels, LLC for the amount and on the terms and conditions set forth in Section 9.11 of the Amended and Restated Limited Liability Company Operating Agreement of Fulcrum Sierra BioFuels, LLC, dated as of the Effective Date.

(h) Terminated POs. Each PO shall contain provisions relating to the termination rights of the parties thereunder, consistent with the termination rights set forth herein, including provisions to allow an Owner to terminate the PO for convenience upon mutually agreed terms.

20.	Contract Interpretation and Enforcement

(a) Choice of Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER. THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CONTRACT SHALL NOT BE GOVERNED BY OR CONSTRUED IN ACCORDANCE WITH THE PROVISIONS OF THE CONVENTION FOR THE INTERNATIONAL SALE OF GOODS.

(b) Changes in Scope. Each PO shall contain appropriate mutually agreed change order provisions, which shall include a provision that for any additional work outside the scope of work set forth in the PO requested by Owner following Completion, Owner shall pay as a Seller’s Reimbursable Cost the pro rata cost of any of Seller’s employees for time spent on such additional work plus twenty percent (20%) (in addition to any mark-ups and multipliers already included in Seller’s Reimbursable Costs).

(c) Entire Agreement and Amendments. This Contract constitutes the entire agreement between the Parties and supersedes any previous writing or understanding relating to the subject matter. The terms of this Contract may not be modified or waived orally. To be effective, any modification or waiver of this Contract or any of its provisions must be in writing, signed by both Parties, and must explicitly refer to this Contract and state its intent to modify this Contract.

Confidential - Page 25

(d) Contract Documents and Relationship to Purchase Orders. The “Contract” or “Agreement” means this Agreement and all Exhibits to this Agreement and validly executed amendments issued after the execution of this Agreement that are consistent with the amendment procedure described in the preceding paragraph. The Parties further acknowledge and agree that: (i) this Agreement is between IET and Fulcrum, (ii) in order to facilitate the successful financing of each Facility, each Facility will be owned by an individual Owner (and not Fulcrum), (iii) each Purchase Order will be entered into by an individual Owner designated by Fulcrum, on the one hand, and IET on the other, and (iv) once executed and delivered, each individual Purchase Order shall be a separate and completely independent contract from this Agreement and shall be enforced, interpreted and administered based solely on the terms, condition and performance thereof, and without reference to the terms, conditions, performance or status of this Agreement.

(e) Severability; Reformation. In the event any provision, or part thereof, of the Contract is held to be unenforceable, such provision shall be modified and reformed to the smallest degree necessary to ensure its compliance with applicable laws while still maintaining the intent of this Agreement; however, the remaining provisions and parts of this Contract and of such provision shall remain in full force and effect.

(f) Force Majeure

(i) As used in this Contract, a “Force Majeure Event” shall mean any cause beyond the reasonable control and not due to the fault or negligence of the Party affected (including its subcontractors and vendors of any tier and agents), and which could not have been avoided by due diligence and the use of reasonable efforts, including drought, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, explosions, strikes or labor disputes (excluding any strikes, labor disputes or other labor difficulties in which the employees of the affected Party, or of any of its subcontractors or vendors of any tier, are involved), and changes in Laws and Regulations applicable to the Parties’ performance hereunder. Notwithstanding the foregoing, Equipment failures shall not shall not be deemed to be a Force Majeure Event except to the extent caused by another Force Majeure Event external to the Equipment.

(ii) In the event that Seller is unable to continue performing its obligations under this Contract for a period of more than six (6) months from the date a Force Majeure first occurs, Fulcrum shall be entitled to terminate this Contract.

(g) Limitation on Liability. IN NO EVENT WILL EITHER PARTY (OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, OTHER PERSONNEL, CONTRACTORS OR AFFILIATES) BE LIABLE TO THE OTHER OR ANY OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOST BUSINESS OPPORTUNITY, OR LOSS OF USE DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY PO, OR THE EQUIPMENT, EVEN IF ANY REMEDIES OTHERWISE PROVIDED UNDER THIS AGREEMENT, AT LAW OR IN EQUITY FAIL OF THEIR ESSENTIAL PURPOSE, REGARDLESS OF THE FORM OR CAUSE OF ACTION OR THE ALLEGED BASIS OF THE CLAIM, AND EVEN IF A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Confidential - Page 26

(h) Dispute Resolution. The following process is the exclusive process for resolving disputes related to the Agreement (or any applicable PO):

(i) Negotiation. The Parties and Owners shall first attempt in good faith to resolve any dispute arising out of or in connection with this Agreement (or any applicable PO), or its performance including the existence and validity of the Agreement (or any applicable PO) promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement (or any applicable PO) (a “Management Representative”). Within seven (7) days after determining to invoke dispute resolution, a Party or Owner shall provide the other Party or Owner, as applicable, with a written notice of the dispute, a proposed means for resolving the same, and the support for such position. The receiving Party or Owner, as applicable, shall respond with the same types of information within seven (7) days of receiving the first Party’s or Owner’s notice. Thereafter, the Management Representatives of each disputing Party or Owner shall meet to discuss the matter and attempt in good faith to reach a negotiated resolution of the dispute. If the Parties or Owners, as applicable, have not agreed upon a resolution of the dispute within forty-five (45) days after the date of the original notice provided under this Section 20(h)(i), or such other time period as the disputing Parties or Owners may agree in writing to allow for discussions (“Negotiation Period”), then at any time after the end of the Negotiation Period, a Party or Owner, as applicable, may provide written notice to the other declaring an impasse (“Impasse Notice”) and initiating binding arbitration in accordance with the further provisions of Section 20(h)(ii).

(ii) Binding Arbitration. Any dispute for which an Impasse Notice shall have been delivered under Section 20(i)(i) shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in San Francisco, California under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Application of the Commercial Arbitration Rules shall be subject to the following: There shall be a single neutral arbitrator selected as follows: Within twenty (20) days after the AAA serves the confirmation of notice of filing of the arbitration demand, the disputing Parties or Owners shall agree on the appointment of a single neutral arbitrator and so notify the AAA. If the disputing Parties or Owners fail to agree on the appointment of a single neutral arbitrator within that time period, and have not otherwise mutually agreed to extend that time period, then the AAA shall make the appointment.

(iii) Equitable Remedies. Notwithstanding any provision to the contrary in this Section 20(h), the disputing Parties or Owners shall be entitled to seek injunctive relief or specific performance in a court of law with respect to disputes arising under this Agreement or the applicable PO.

(i) Rules of Interpretation. Unless the context otherwise clearly requires: (I) a term has the meaning assigned to it; (II “or” is not exclusive; (III) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (IV) provisions apply to successive events and transactions; (V) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”; (VI) all references in this Agreement to designated

Confidential - Page 27

“Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph, clause or other subdivision; and (VII) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). This Agreement is between financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or cause the preparation of, this Agreement or the relative bargaining power of the parties.

21.	Assignability; Resale

(a) Assignment. This Contract may not be assigned by either Party without the prior written consent of the other, and any attempt to do so without such consent shall be void; provided, however, that either Party may assign this Contract without the prior written consent of the other to any other entity formed for the purpose of succeeding to such Party in an initial public offering or other similar transaction, or to a purchaser of all or substantially all of the assets or such Party. Notwithstanding anything in the prior sentence, Fulcrum may not assign this Agreement to any entity if either the entity or any of its affiliates are engaged in the design, manufacture, or sales of gasification systems. Each PO shall contain a provision allowing Owner to assign its interest under such PO to persons or persons providing financing for such Owner’s Facility without Seller’s prior written consent and obligating Seller to execute a consent to assignment and such other documents as such Owner may reasonably request.

(b) Resale. Neither Fulcrum nor any Owner shall purchase the Equipment for purposes of resale. Fulcrum may only designate an Owner to purchase Equipment under this Contract if such Owner is majority owned or controlled by Fulcrum. The Parties acknowledge that (a) IET has a material interest in assuring that proprietary IET technology licensed to Owners pursuant to POs is not disclosed to direct IET competitors and (b) Fulcrum has material interests in assuring the financeability of Owner projects and in reasonable long term liquidity with respect to such projects, both of which Fulcrum interests may or may not be facilitated by the disclosure of proprietary IET technology and/or PO license rights to third parties. In recognition of such material interests, the Parties agree to include mutually agreed provisions in each PO that reasonably protect both Parties’ interests addressing the transferability and disclosure, and restrictions on transferability and disclosure, of the IET license(s) (and related IET proprietary information) in connection with the financing of, and the direct and indirect transfers of, Facilities.

22.	Notices

To have legal effect, notices by either Seller or Fulcrum to the other must be in writing (e.g., facsimile or similar electronic transmission, e-mail, registered mail with return receipt, overnight courier, etc.) and the sender shall maintain evidence of the date of receipt by the other Party. All such notices shall be effective on the day received, except that notices received after 4:00 p.m. or on a holiday shall be effective the next business day. Either Seller or Fulcrum may notify the other

Confidential - Page 28

of any change in address for purposes of notices delivered hereunder.

To Seller:

Integrated Environmental Technologies LLC

595 S.W. Bluff Drive, Suite B

Bend, OR 97702

Attn: J. Michael Rocket

Tel: (541) 749-2142

Fax: (866) 393-0231

E-mail: mike.rockett@inentec.com

To Fulcrum:

Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, CA 94588

Attn: Richard D. Barraza

Tel: (925) 224-8244

Fax: (925) 730-0157

E-mail: rbarraza@fulcrum-bioenergy.com

23.	Public Announcements

Subject in each case to Section 17, no Party shall issue or make any press releases to the public with respect to this Agreement or the transactions contemplated hereby or parties involved or otherwise disclose or publicize any terms or provisions of this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, denied or delayed.

24.	Time is of the Essence

Time is of the essence with respect to the performance of every term, covenant and condition of this Agreement in which time of performance is a factor.

[Remainder of the page intentionally left blank; signature page follows.]

Confidential - Page 29

SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES LLC		FULCRUM BIOENERGY, INC.

By:	/s/ Jeffrey E. Surma	By:	/s/ E. James Macias
	Jeffrey E. Surma	E. James Macias
	President and CEO	President and Chief Executive Officer

Exhibits

Exhibit A	Description of Equipment
Exhibit B	Licensing, Intellectual Property Rights Ownership and Confidentiality Provisions for Purchase Orders
Exhibit C	Reimbursable Cost Schedule
Exhibit D	Performance Testing Matters
Exhibit E	PDU Demonstration Test Requirements
Exhibit F	Due Diligence
Exhibit G	Draw Certificate Conditions

EXHIBIT A: DESCRIPTION OF EQUIPMENT

•	Gasifier System Module

•	Gasifier vessel with refractory lining

•	Grate system

•	Ducting to connect gasifier to PEM™

•	Gasifier support structure and access mezzanines

•	Instrumentation and instrument wiring

•	On module process and utility piping with utility tie points

•	Plasma Enhanced Melter™ (PEM™) System Module

•	PEM™ vessel with refractory lining

•	Glass/metal drains

•	Ducting to connect PEM™ to TRC

•	PEM™ support structure and access mezzanines

•	Instrumentation and instrument wiring

•	On module process and utility piping with utility tie points

•	Thermal Residence Chamber (TRC) Module

•	TRC vessel with refractory lining

•	TRC support structure and access mezzanines

•	Instrumentation and instrument wiring

•	On module process and utility piping with utility tie points

•	Instrumentation I/O panels/nodes

•	Electrical power conduit/cable tray (excluding main PEM power conductors from AC/DC power supplies to electrodes)

•	DC electrode feeders

•	Automatic DC electrode addition system

•	AC electrode holders

•	AC & DC power supplies

•	Glass/metal Product Handling Systems

•	Glass fritting and removal system

•	Metal receipt and removal system

•	Induction power supplies

EXHIBIT B: LICENSING, INTELLECTUAL PROPERTY RIGHTS OWNERSHIP AND

CONFIDENTIALITY PROVISIONS FOR PURCHASE ORDERS

[See attached.]

Execution Version

EXHIBIT B

LICENSING, INTELLECTUAL PROPERTY RIGHTS OWNERSHIP AND

CONFIDENTIALITY PROVISIONS FOR PURCHASE ORDER CONTRACTS

1.	Definitions.

(a) “Derivative Works” has the meaning ascribed to it in Title 17 U.S.C., but in all events shall apply to additions, changes, or other statutorily specified new material appearing for the first time in the applicable item or work hereunder.

(b) “Owner Technology” means all Proprietary Materials: (i) owned, developed or licensed by or on behalf of Owner prior to the Effective Date; (ii) owned, developed or licensed by or on behalf of Owner subsequent to the Effective Date but independent of and separate from the Agreement or this PO; and/or (iii) invented, developed or discovered by Owner, acting alone or with others, and which are owned by Owner pursuant to Articles 2 and 3 of this PO. As used hereunder, but without limiting Owner’s IP Rights thereto outside of this PO, in no case will “Owner Technology” be construed to include gas to liquid conversion technology, nor shall Owner be required to deliver to Seller, via license or otherwise, any of Owner’s inventions, discoveries and/or works of authorship (whether or not patentable, published, reduced to practice or recorded in a medium) related to gas to liquid conversion technology or trade secrets know-how, methods, processes or formulae related thereto. In addition, in no event shall PEM Technology or Improvements to PEM Technology be included in “Owner Technology”.

(c) “Improvements” means any patentable invention or discovery that is reduced to practice, whether or not it is actually patented, during the term of this PO and which constitutes a modification, enhancement, customization, adaptation, addition to or change in any process, method or system that is already patented by or covered by the subject matter of, or the claims under a patent pending, applied for or issued to the applicable Party at any time during the term of this PO.

(d) “IP Rights” means all intellectual property rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including but not limited to: (i) copyrights, trade secrets, trademarks, patents, inventions, designs and trade dress, “moral rights,” mask works, publicity rights, privacy rights and any other intellectual property and proprietary rights; and (ii) any application or right to apply for any of the rights referred to in clause “(i)” and any and all renewals, extensions and restorations thereof.

(e) “PEM Documentation” means written and electronic user manuals, technical documentation, guides and reference materials related to PEM Equipment or PEM Technology, and all the input, processing and output detail for each material feature and function of the PEM Equipment and PEM Technology and shall further include descriptions of procedures, operations, maintenance and continuous improvement management as would allow Owner’s employees and contractors to operate and maintain the PEM Equipment and PEM Technology.

Confidential - Page 1 of 10

(f) “PEM Equipment” means equipment that Seller provides to Buyer under this PO, including the PEM reactor and thermal residence chamber, partial oxidation gasifer and all related controls, power supplies, metals and vitrate recovery equipment embodying, and into which Seller has embedded all or portions of, the PEM Technology, all as more specifically identified on an itemized, component-by-component basis by name and model number in this PO.

(g) “PEM Method” means, to the extent already described in Seller’s patent claims or otherwise reduced to writing in the PEM Specification or PEM Documentation, methods, processes and techniques for: (i) converting organic materials into carbon monoxide, hydrogen and carbon dioxide (syngas) utilizing plasma heating, joule heating, and/or combinations of plasma and joule heating; and (ii) configuring equipment and machinery for use in connection with the foregoing.

(h) “PEM Specification” means written and electronic materials describing and documenting the operating parameters, boundary conditions, utility requirements, heat and materials balances and other technical and operations specifications and procedures for siting, configuration, use, and operation of the PEM System and shall further include schematics, workflows, diagrams and descriptions as would allow Owner’s employees and contractors to operate and maintain the PEM System.

(i) “PEM Software” means all runtime and non-runtime machine-readable, executable object code, human readable source code, commented source code, and other computer formatting, programming or scripting code together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, screen displays, user-interfaces, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae related to the foregoing related to the operation, use and enjoyment of the PEM Equipment.

(j) “PEM System” means the PEM Technology and PEM Equipment, collectively.

(k) “PEM Technology” means, the PEM Equipment, PEM Method, PEM Software, PEM Documentation, PEM Specifications and all Proprietary Materials related to, necessary for or useful in the operation, use and enjoyment of the PEM Equipment by authorized purchasers.

(l) “Proprietary Materials” means all of the following to the extent not already covered by the definition of the PEM System or Owner Technology:

(i) all inventions and discoveries, other than Improvements, whether or not patentable, reduced to practice or recorded in a medium together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing in any form or medium;

(ii) all logos, brand names, Internet domain names, trade dress, trade names, assumed names, fictitious names and all graphics, words, symbols or other tangible materials designed or intended to identify Owner, an Owner, IET or either of their third party licensors as the source of goods or services;

Confidential - Page 2 of 10

(iii) all published and unpublished works of authorship, other than Derivative Works, together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing in any form or medium;

(iv) all tangible materials, data, information, reports and technologies and all intangible ideas, know-how, concepts, methods, techniques, practices, procedures, rules and processes, together with all prototypes, models, designs, business plans, files, templates libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing in any form or medium; and

(v) all runtime and non-runtime machine-readable, executable object code, human readable source code, commented source code, and other computer formatting, programming or scripting code together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, screen displays, user-interfaces, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms and formulae related to the foregoing.

2.	Ownership of IP Rights; License Grant.

2.1 Seller’s Ownership; Owner’s License. As between Seller and Owner under the Agreement, Seller is and shall be the sole and exclusive owner of all IP Rights in and to the PEM Technology. No ownership of the PEM Technology or the IP Rights in and to the PEM Technology are transferred to Owner except that, subject to the terms and conditions of the Agreement and this PO, Seller hereby grants to Owner (once the fees hereunder have been paid), a fully paid-up, royalty-free license under the Seller’s IP Rights to use the PEM Technology provided to Owner for the sole purpose of operating and maintaining, at the Facility, the PEM Equipment purchased hereunder.

2.2 Buyer’s Ownership; Seller’s License. As between Owner and Seller under this PO, Owner is and shall be the sole and exclusive owner of all IP Rights in and to the Owner Technology. No ownership of the Owner Technology or the IP Rights in and to the Owner Technology are transferred to Seller except that Owner hereby grants to Seller, subject to the terms and conditions of the Agreement and this PO, a fully paid-up, royalty-free worldwide, license under the Owner’s IP Rights to make such limited uses of the Owner Technology as are reasonably required to perform services for the benefit of Owner in connection with the PEM Equipment purchased under this PO.

2.3 Term and Termination of Licenses. The licenses hereunder shall continue in effect for so long as Owner or any permitted successor retains ownership of the PEM Equipment. If either Party materially breaches its obligations under Article 4 and Article 5, infringes or misappropriates the other Party’s Proprietary Materials or IP Rights, including by exceeding the authorized scope of license, the non-breaching Party may provide the other Party with a written notice specifying the nature of the breach. The breaching Party shall have thirty (30) days to cure from receipt of notice. If not cured within such period, the non-breaching Party may terminate this PO and all

Confidential - Page 3 of 10

license rights granted to the breaching Party, by providing a second written notice of immediate termination. Immediately upon expiration or termination of a license, the breaching Party shall cease use of and immediately return all copies and embodiments of the other’s Confidential Information and Proprietary Materials then in its possession or under its reasonable control.

3.	Derivative Works, Improvement Patents and New Materials.

During the term of this PO, the Parties may develop, author, invent, create and/or conceive, either solely or jointly with others: (a) Derivative Works; and/or (b) Improvements of the PEM System or Owner Technology; as well as (c) brand new Proprietary Materials that are not Derivative Works or Improvements of either the PEM System or Owner Technology (the “New Materials”). The Parties’ respective ownership in and to such Derivative Works, Improvements and New Materials shall be as set forth below in this Article.

3.1 Ownership of Derivative Works. Each Party owns and shall continue to own all IP Rights in and to the Derivative Works of their respective Proprietary Materials, by whomever made, as if originally authored, created or conceived by such Party except as described below with respect to Joint Materials.

3.2 Ownership of New Materials. If either Party develops, authors, invents, creates and/or conceives any New Materials without assistance or contribution from the other Party, then unless otherwise set forth in this PO, all IP Rights in and to those New Materials shall be owned solely and exclusively by the developing Party except as described below with respect to Joint Materials.

3.3 Ownership of Improvements; Grant-back Licenses.

(a) Seller Improvements to Owner Technology.

(i) Ownership. If during the term of this PO Seller invents, discovers or conceives any Improvement to the Owner Technology (the “Seller Improvements to Owner Technology”), all such Seller Improvements to Owner Technology and all IP Rights in and to them shall be owned by Buyer. Seller shall assign, and hereby perpetually and irrevocably assigns to Buyer, all such right, title and interest in and to the Seller Improvements to Owner Technology. Buyer shall be solely responsible for maintaining such Seller Improvements to Owner Technology.

(ii) Grant-back License. Without in any way limiting Buyer’s ownership hereunder, unless restricted by Buyer’s third party licensors, Buyer shall grant and hereby grants to Seller, and Seller only, a fully paid-up, enterprise-wide, royalty-free, worldwide, perpetual, non-exclusive, sublicense-able through multiple tiers, license under Buyer’s IP Rights to use the Seller Improvements to Owner Technology in the field of bioenergy and gasification. The license rights granted in the previous sentence shall be: (i) non-transferable except in connection with a sale, merger, or reorganization involving substantially all of Seller’s assets related to Seller’s business, and (ii) shall be “AS-IS” without warranty of any type, except that Buyer hereby warrants that it has full power and authority to grant the applicable license(s).

Confidential - Page 4 of 10

(b) Buyer Improvements to PEM Technology.

(i) Ownership. If during the term of this PO Owner invents, discovers or conceives any Improvement to the PEM Technology (the “Buyer Improvements to PEM Technology”), all such Buyer Improvements to PEM Technology and all IP Rights in and to them shall be owned by Seller. Buyer or Owner shall assign, and hereby perpetually and irrevocably assigns to Seller, all such right, title and interest in and to the Buyer Improvements to PEM Technology. Seller shall be solely responsible for maintaining such Buyer Improvements to PEM Technology.

(ii) Grant-back License. Without in any way limiting Seller’s ownership hereunder, Seller shall grant and hereby grants to Owner, a fully paid-up, royalty-free, worldwide, perpetual, non-exclusive, non-assignable but sublicense-able through multiple tiers, license under Seller’s IP Rights to use the Buyer Improvements to PEM Technology at any Facility for any purpose related to the field of bioenergy. The license rights granted in the previous sentence shall be: (i) non-transferable except in connection with a sale or merger involving all or substantially all of the Facility or the controlling portion of Owner’s shares or other interests in the Facility, and (ii) without in any way limiting the warranties provided by Seller under the Agreement with respect to the underlying PEM System components on which the Buyer Improvements to PEM Technology licensed hereunder may be based, shall be “AS-IS” without warranty of any type, except that Seller hereby warrants that it has full power and authority to grant the applicable license(s).

(c) Further Assurances. Each Party (the “Notifying Party”) shall notify the other Party of any Improvements developed by the Notifying Party which would, under the terms of this Article 3, be owned by the other Party. Such notice shall be provided as soon as reasonably possible following development by the Notifying Party. Notifying Party further acknowledges and agrees that, in the event the other Party decides to file patent applications on such Improvements or to file registrations for any other IP Rights on such Improvements, Notifying Party shall cooperate with the filing Party in the preparation of any and all such patent applications or other IP Rights applications, and the execution of any and all assignments or other documents, necessary in connection with obtaining such patent or other IP Rights protection in the name of other Party anywhere in the world. In addition, the parties shall document all Joint Materials in a cooperatively prepared invention report describing such Joint Materials in sufficient detail so as to allow the Party with Filing Responsibility (as defined below) to fulfill its obligations under Section 3.4(b).

3.4 Development of Joint Materials.

(a) Ownership. If during the term of this PO, Owner and Seller (including the employees, consultants and contractors of each Party) working jointly together invent, discover or conceive any New Materials, Derivative Works or Improvements (collectively, the “Joint Materials”) then all such Joint Materials and all IP Rights in and to them shall be owned jointly and equally by the Parties and the Parties shall cooperate with each other as described in this Section in preparing, filing and prosecuting all IP Rights in and to the Joint Materials and in the maintenance of any such IP Rights.

(b) Filing Responsibility; Notices. Seller shall have the first right, but not the

Confidential - Page 5 of 10

obligation, to assume responsibility for the preparation, filing prosecution and maintenance of all IP Rights in or to the Joint Materials (“Filing Responsibility”). If Seller declines Filing Responsibility, then Seller shall provide Owner with written notice thereof no later than sixty (60) days prior to the first applicable statutory bar date or other deadline for filing, registering or otherwise protecting the IP Rights for the Joint Materials. Within twenty (20) business days of receipt of such notice from Seller, Owner shall provide Seller with written notice confirming Owner’s assumption of Filing Responsibility or declining same. If Owner so declines, Seller shall have the right, but not the obligation, to resume Filing Responsibility.

(c) Costs; Non-Filing Party’s Rights and Obligations. In all events, the Party assuming Filing Responsibility shall provide, and shall direct its counsel to provide, the other Party (the “Non-Filing Party”) with copies of all such applications and all correspondence with all applicable offices and authorities (including any official actions and proposed responses thereto) prior to any applicable filing deadline, and shall give the Non-Filing Party a reasonable period of time in which to provide comments and input on such applications and responses. The costs and expenses incurred by the Party assuming Filing Responsibility, as well as any other reasonable, documented costs associated with protection of the Joint Materials, shall be shared equally by the Parties. If the Non-Filing Party declines to share in the costs and expenses of Filing Responsibility, then the Non-Filing Party shall and hereby does, upon the written request of the Party assuming Filing Responsibility, assign to the Party having Filing Responsibility all right, title and interest, including all IP Rights, in and to the Joint Materials in question.

4.	Restriction On Reverse Engineering.

(a) Certain features of the design and fabrication of the PEM Equipment are proprietary trade secrets owned by Seller, the disclosure of which could have a material, adverse effect on Seller’s opportunities and advantages in the marketplace. The designs, dimensions, materials of construction, software and circuit configurations and other features of the PEM Equipment and its sub-components shall remain the exclusive property of the Seller under the terms of this PO, subject only to the limited licenses provided herein, and Owner agrees to take all reasonable precautions necessary to maintain the proprietary and trade secret status of the designs, dimensions, materials of construction, including without limitation, software and circuit configurations.

(b) Notwithstanding any other provision in this PO that may appear to the contrary, Owner agrees not to disassemble, decompile the object code form of PEM Software, analyze the materials of construction, or otherwise reverse engineer, the PEM Equipment or any of its sub-components provided herein, or to allow any third party to disassemble, decompile PEM Software pertaining to, analyze the materials of construction of, or otherwise reverse engineer, the PEM Equipment or any of its sub-components provided herein.

(c) Owner shall not modify or otherwise alter the PEM Equipment without the prior written consent of Seller, at Seller’s express direction (if subsequently confirmed in writing) and/or as necessary by Owner to perform routine or emergency maintenance.

5.	Confidentiality.

Confidential - Page 6 of 10

(a) Any Confidential Information of one Party (a “Disclosing Party”) provided or disclosed to the other Party (a “Recipient”), or received by the Recipient through any other means, including but not limited to written communication, oral communication, and visual inspection or observation, shall remain the exclusive property of the Disclosing Party. Without limiting Buyer’s rights under the licenses granted in this PO, the Confidential Information shall be held by the Recipient and all other persons and entities in strictest confidence, and, except as permitted under such license rights, the Recipient shall not use, disclose, copy, share, or publish, any Confidential Information for any purpose except as expressly contemplated by this PO and/or the Agreement without first obtaining the express written consent of the Disclosing Party. The Parties understand and agree that, except for the license rights described above, no such consent is given or shall be deemed to have been given through the provisions of the Agreement or this PO. Recipient shall avoid any unnecessary copying or other reproductions of any Confidential Information and shall protect the confidentiality of all such copies to the same extent required hereunder of original information. Upon the termination or expiration of this PO or the revocation of the license hereunder, and at the request of the Disclosing Party, the Recipient shall promptly return to Disclosing Party, without further demand or other request therefor, all Confidential Information and copies thereof; provided, however, that the foregoing return obligations shall not apply to licensed portions of the Confidential Information. Recipient shall also deliver to Disclosing Party a certificate, signed by an officer of Recipient, stating that all Confidential Information and copies thereof has been delivered in accordance with the requirements of this PO.

(b) A Recipient and all individuals having access to Confidential Information of the other Party or Owner at any time are hereby defined as “Restricted Individuals.” Restricted Individuals and all other parties that may gain access to Confidential Information shall, as a condition to such access, be made subject to confidentiality terms containing confidentiality, non-disclosure and non-use provisions no less stringent than the provisions set forth herein. The Recipient agrees to use its best efforts to comply with and ensure the compliance of all Restricted Individuals with the terms of this Article. Notwithstanding the foregoing, any transmission of Confidential Information, whether to third party contractors or another third party, should be done only on a need-to-know basis so as to prevent broad distribution of Confidential Information. Any transmission of Confidential Information in breach of this Article shall be deemed a material breach of this Agreement, for which the Recipient will be liable.

(c) During the term of the Agreement, the Restricted Individuals shall not directly or indirectly, on his, her or its own behalf or on behalf of others, or as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, promoter, sponsor, member, manager, investor, lender, consultant, or in any other capacity whatsoever:

(i) use the Confidential Information of the Disclosing Party to engage in any design, development, production, manufacture, alteration, or sale of models or demonstration units thereof, that utilize downdraft partial oxidation gasification, plasma heating, joule heating, and/or combinations of plasma and joule heating except as permitted to create the Improvements contemplated hereby; or

(ii) otherwise engage in any business that utilizes the Confidential Information of the Disclosing Party except for such limited uses as are required to effect the Parties’ intent and for performance under the Agreement and this PO, including, without limitation, in connection with

Confidential - Page 7 of 10

the operation of PEM Equipment provided and sold by Seller to a Buyer pursuant to this PO.

(d) “Confidential Information” means information, data or materials of a Disclosing Party which are, to the Disclosing Party, secret, proprietary and/or confidential, including as may be so designated by statute, regulation or common law. The foregoing shall be Confidential Information hereunder irrespective of its field of use, whether it is intangible or tangible, regardless of form, medium or physical format, and whether or not designated as confidential. Without limiting the foregoing, “Confidential Information” includes: (i) any and all technical proprietary, business, and commercial information relating to the Disclosing Party’s products, including information relating to the PEM Equipment, Facilities, business, products, customers, operations, financial status, technology and/or intellectual property of the Disclosing Party; (ii) all processes and know-how of a Disclosing Party including those relating to waste treatment or processing and energy recovery and the design and/or operation of a Party’s products disclosed to or otherwise made available to Recipient hereunder; (iii) all physical embodiments of the technology referred to in clause “(ii)”, including but not limited to physical equipment and the design, fabrication and operation thereof, blueprints, process flow diagrams, samples, designs, specifications, sketches, concepts and drawings, operating manuals or instructions, software, operating parameters, and any other items similar to or different from those listed that contain or reflect technical, proprietary, or other confidential information; (iv) trade secrets; and (v) any information that is designated as Confidential Information elsewhere in the Agreement or in this PO.

(e) Except as expressly set forth above, nothing contained in the Agreement or this PO shall be deemed to grant any right or license to Recipient.

(f) The Parties acknowledge and agree that money damages would not be a sufficiently adequate remedy for any breach of Recipient’s confidentiality obligations hereunder. As such, in the case of material uncured breach by Recipient, the Disclosing Party shall be entitled to seek any and all legal and equitable remedies, including an immediate injunction and specific performance without proof of actual damages, and the immediate return of any or all Confidential Information (and copies thereof) furnished to Recipient. Such remedies shall not be deemed to be the exclusive remedies for breach of Recipient’s confidentiality obligations hereunder, but shall be in addition to all other remedies available at law or equity.

(g) Recipient will promptly notify Disclosing Party if it discovers any unauthorized use or disclosure of any Confidential Information and will cooperate in every reasonable manner to assist in recovering and/or preventing any further unauthorized use of such Confidential Information.

(h) The obligations of this Article shall commence on the Effective Date of this PO and continue through the date that is five (5) years thereafter or for so long as the Confidential Information is afforded protection as confidential information or trade secret at law.

6.	Indemnification and Related Obligations.

(a) Indemnification and Defense. Seller shall indemnify and hold Owner, and each of its current and former affiliates, predecessors, successors, assigns, officers, directors, members, stockholders, agents, employees, attorneys, and other professionals (the “Indemnified Parties”)

Confidential - Page 8 of 10

harmless from and against any action, claim, cause of action, suit, proceeding or demand of any third party (and all resulting damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses), judgments, bona fide settlements, penalties, liabilities, costs, or other losses) arising out of or related to any actual or threatened claim of infringement of any IP Rights owned by a third party based upon the Indemnified Parties possession or use of the PEM System and/or Seller’s Confidential Information. Seller shall have no obligation under this clause “(a)” to the extent that Owner is in breach of this PO for non-payment of the Purchase Price.

(b) Procurement, Modification and Replacement. In addition, if Buyer is prevented by injunction or order from a court of competent jurisdiction from operating the PEM System provided hereunder Seller shall, at its own cost and expense, use best efforts to procure for the Indemnified Parties a license to continue using the allegedly or potentially infringing materials of nature and scope the same as or substantially similar to that originally delivered without loss, diminution or degradation of material functionality. If Seller cannot obtain such license after good faith efforts undertaken for a reasonable period of time, then Seller shall, at its own cost and expense, attempt to modify the allegedly or potentially infringing materials so as to make them non-infringing without loss, diminution or degradation in material functionality. If Seller cannot make such modification after good faith efforts undertaken for a reasonable period of time, then Seller shall, at its own cost and expense, procure for the applicable Indemnified Party a license to a third party product that shall serve as a replacement for the allegedly or potentially infringing materials without loss, diminution or degradation in material functionality.

(c) Notice; Control of Defense and Settlement. Seller and Buyer shall promptly notify the other in writing, in reasonable detail, of all matters which may give rise to the right to indemnification hereunder. Seller will have the right to control the defense of actual or threatened claim of infringement of any IP Rights owned by a third party based upon the Indemnified Parties possession or use of the PEM System and/or Seller’s Confidential Information; including to admit liability, settle, compromise, or discharge any matter covered by this Section without the consent of Owner; provided however, that the foregoing grant of authority shall not permit Seller to, and Seller is expressly prohibited, unless prior written consent is obtained from Owner, from making any admission, settlement or compromise that might imply or give rise to any fault or liability of Owner or otherwise impact Owner’s operation of the PEM System. . Buyer may also defend through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection with the actions described in this Section. If Owner is found in breach of the PO or license and the infringement claim would have been avoided but for such breach Owner shall reimburse Seller for costs incurred by Seller in its defense and indemnity of Owner hereunder.

7.	Assignment; Financing Cooperation.

Seller shall provide such cooperation as Owner may reasonably request in connection with obtaining third party financing for the Facility including by use as collateral of the IP Rights of Owner hereunder. In addition, after receipt of a written request from Owner, Seller shall execute and deliver to Owner or the applicable assignee reasonable consents to collateral assignment of the rights of Owner under this PO on customary market terms, with customary legal opinions with respect to Seller from counsel to Seller, and such estoppel statements certifying among other things that, to the extent they are known to be true in Seller’s knowledge: (a) this PO and its related

Confidential - Page 9 of 10

Agreement are in full force and effect; (b) no modifications have been made except those disclosed; (c) no disputes or defaults exist; (d) no events have occurred that would, with the giving of notice or the passage of time, constitute a default under this PO or the Agreement; and (e) all amounts then due and owing have been paid. The reasonable, documented costs actually incurred by Seller to comply with the obligations in the foregoing sentence shall be reimbursed by Buyer.

8.	Entire Agreement.

This PO sets forth the entire, final and exclusive agreement between Owner and Seller and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions between them, whether oral or written, regarding Owner’s purchase of PEM Equipment and license to PEM Technology. This PO shall not operate to modify or amend the Agreement or any term or condition thereof including such terms as may govern Fulcrum or IET’s separate rights and obligations to one another with respect to intellectual property use, ownership or related matters.

Confidential - Page 10 of 10

EXHIBIT C: REIMBURSABLE COSTS SCHEDULE

Provisions to be covered in each Purchase Order:

a. Budgeting process and budgets for Core System covered by PO.

b. Definitions of permissible Reimbursable Seller’s Costs (and excluded costs).

c. Agreed mark-ups and multipliers on Seller’s internal costs (not to exceed 50-100% on labor rates).

d. Limitations and approvals for pass-through of affiliate costs.

e. Review and coordination of bid analysis and major vendor and subcontractor contracts.

f. Procedures to be followed in the event of budget overruns.

g. Accounting, recordkeeping and audit rights.

h. Related provisions.

i. No profit on Seller’s Reimbursable Costs.

EXHIBIT D: PERFORMANCE TESTING MATTERS

Provisions to be covered in each Purchase Order:

a. Specification of the Performance Guarantee (i.e., a guarantee that the Core System will produce a specified number of standard cubic feet of synthesis gas (meeting identified specifications) per ton of feedstock (meeting identified specifications) over a specified time period.

b. Testing related procedures.

c. Related provisions.

EXHIBIT E: PDU DEMONSTRATION TEST REQUIREMENTS

1. General. Seller shall complete a test (the “PDU Test”) of its Process Demonstration Unit (“PDU”) located in Richland, Washington in accordance with the provisions of this Exhibit E. Seller shall provide Fulcrum no less than three days prior notice of the commencement of the initial Test, and no less than two days prior notice of any subsequent Test that is not commenced within 24 hours after the termination of any Test. Seller shall reasonably cooperate with Fulcrum to (a) enable Fulcrum representatives to be present at and witness all aspects of PDU Tests and (b) make all test results, data and other related information available to Fulcrum reasonably promptly after collection or preparation thereof.

2. Procedure for Evaluating the PDU Results Over an [***] Test Period. This Section 2 sets forth certain technical and related maters detailing the nature and purposes of the PDU Test.

a. Performance Targets:

1. Ability of the PDU to oxidize organic material - The PDU shall process [***] per hour, for at least [***] of sized and prepared MSW and shall “gasify” at least [***]% of the organic fraction of the feedstock mass by partially oxidizing the feedstock using at least [***]% pure oxygen as the oxidant.

2. Maximum Target. Following the [***] test described above, the feed rate will be increased to a maximum rate (targeted at [***] per hour), and whatever the maximum feed rate achieved will be held for a period of a least [***].

b. Measurements, analysis and observations to be made during the above testing:

1. Ability of the grate to regulate throughput

2. Characteristic of the synthesis gas resulting from the partial-oxidation of the MSW Feedstock - The synthesis gas shall be sampled and analyzed every hour during the [***] test described in item #1. The gas samples shall be analyzed and the following constituents identified and expressed in mole percentages: oxygen, water, hydrogen, carbon monoxide, carbon dioxide, chlorine, chlorine-compounds, all metals, ash, hydrocarbons and other measurable elements and compounds.

3. Synthesis gas mass flow - Measure the synthesis gas mass flow over the [***] test period described in item #1 above.

4. Characterize the MSW in an Elemental Analysis - Determine the Elemental Analysis of the MSW feed-stream based on [***] random samples of the MSW feed stream taken every four hours over the [***] test period described in item #1.

5. Analysis of the grate-pass through material - Take a random sample of grate pass-through material every hour during the [***] test described in item #1. Analyze the

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

collected samples to determine the amount of carbon and hydrocarbons present in the grate pass-through material. Express the amount of carbon and hydrogen in the pass-through material as a percentage of total carbon identified in the Elemental Analysis.

6. Measure the oxygen used - A mass flow meter shall be used to measure and accumulate the quantity of oxygen used in the [***] test described in item #1.

7. Compare PDU results to Pilot Plant Data - The results shall be analyzed and a heat and material balance calculation that is sufficient to confirm the results of the pilot plant. The results shall be provided to Fulcrum along with the sampling data and analytical methods used for Fulcrum’s evaluation.

c. Confirmations:

1. IET shall confirm the oxygen consumption, synthesis gas composition and through-put of the commercial gasifier/PEM/TRC unit based on the PDU material balance. The gas composition and through-put expressed in pound-moles of all constituents shall be comparable to the gas composition and through put provided to Fulcrum and KBR for the pre-FEED effort based on the same feed rate of MSW.

2. IET shall confirm the electric power consumption in the PEM - IET shall confirm the amount of electricity required to convert approximately 100% of the carbon in the grate pass-through material to oxides and melt all non-organic materials. The calculations shall confirm the power requirements provided to Fulcrum and KBR for the pre-FEED effort based on the same feed rate of MSW.

3. Overall Evaluation of PDU Test.

a. Purpose of PDU Test and Successful Completion. The overall purpose of the PDU Test is to enable IET, as Seller, to establish to the reasonable satisfaction of Fulcrum, as Fulcrum, that (a) the PDU has operated successfully and (b) based on the measurements, analysis, observations and other data (collectively “Data”) generated by the PDU Test (consistent with Sections 2(c)(1) and (2) above), and the reasonable extrapolation and scaling-up of such Data, the Core Systems proposed to be sold to Fulcrum pursuant to the Agreement will perform at levels consistent with pre-FEED data provided by Fulcrum to KBR. The PDU Test shall be deemed to have achieved “Successful Completion” if and only when such matters have been established to the reasonable satisfaction of Seller, acting in good faith.

b. Initial [***] Test Period. The PDU Test must achieve a Successful Completion within [***] following the Agreement Effective Date, as such [***] period may be extended for up to [***] due to delays beyond the reasonable control and not due to the fault of IET, and provided IET has provided prompt notice to Fulcrum of any such delay. If IET does not achieve a Successful Completion within such time frame, Fulcrum shall have the right by notice to IET to terminate the Agreement and all POs. For the avoidance of doubt, payments made hereunder or in any PO shall not be refunded to Fulcrum or converted into equity of IET as provided for in Section 3(c) below if Fulcrum terminates this Agreement under this Section 3(b); such amounts shall be

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

forfeited and remain the property of IET.

c. Second [***] Test Period. If IET does not achieve a Successful Completion of the PDU Test within the [***] period (as extended, if applicable) described in the preceding paragraph, and Fulcrum has not elected to terminate the Agreement, then the testing period shall be extended, and IET shall have a second [***] period (commencing upon the expiration of the first period) to achieve a Successful Completion of the PDU Test. The second period also may be extended for up to [***] due to delays beyond the reasonable control and not due to the fault of IET, and provided IET has provided prompt notice to Fulcrum of any such delay. If IET does not achieve a Successful Completion within such second period, Fulcrum shall again have the right by notice to IET to terminate the Agreement and all POs. Upon any such termination following the second test period, payments made hereunder or in any PO shall not be refunded to Fulcrum, but Fulcrum shall have an immediate right to receive, and IET shall have an immediate obligation to issue to Fulcrum, that number of ordinary shares of IET that have an aggregate value (based on valuation of such shares on the Effective Date) in an amount equal to the aggregate amount of all payments theretofore made by Fulcrum or any Owner to IET under this Agreement or any PO.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT F: DUE DILIGENCE

1. Material balances through to the exit of the TRC for Auto Shredder Residue (“ASR”) and Wood that are based on engineering-half ton pilot runs using the 250 TPD nominal capacity for the Storey County Project and based on an elemental analysis of the feed stream.

2. Elemental analysis for the feed stream tied into the Heat & Material Balance of the Storey County Project for the present MSW case and for the ASR and Wood cases.

3. Material balance confirmation for MSW, ASR and Wood from engineering-half ton pilot runs.

4. Capital cost estimate for all components in the Core System, including a description of what is included in each “skid”.

5. Final estimated electrical requirements for the Core System.

EXHIBIT G: DRAW CERTIFICATE CONDITIONS

Prior to any draw on the letter of credit pursuant to Section 5(b)(ii), authorized officers of Seller shall certify that all of the following conditions have been satisfied:

1. Fulcrum has not made the payment as required by Section 5(b)(i), and Seller is entitled to draw on the letter of credit under Section 5(b)(ii).

2. Seller and Fulcrum (or a Fulcrum designated Owner) have not failed to enter into a PO for Core System #1, Core System #2 or Core System #3 as a result of Seller’s failure to negotiate with Fulcrum in good faith.

3. Seller is not currently in default or breach in any material respect under any provision of the Purchase Agreement, this Agreement, or any PO.

4. Fulcrum has not provided any clear and convincing evidence of any critical defect or similar problem with the Core Systems or Seller’s technology (including Seller’s failure to have sufficient proprietary rights in such technology) that is reasonably likely to make use of such Core System or Seller’s technology unfit for its intended purpose, taking into account all relevant factors, including reasonably likely cures by Seller with respect to any such defect or similar problem.

5. Neither Fulcrum nor Seller has terminated this Agreement in accordance with its terms, nor has Seller terminated this Agreement other than in accordance with its terms.

6. Seller has not filed any bankruptcy petition, has not had any such petition filed against, and is not otherwise insolvent.

Execution Version

FIRST AMENDMENT

to the

MASTER PURCHASE AND LICENSING AGREEMENT

between

InEnTec LLC

and

Fulcrum BioEnergy, Inc.

This First Amendment to the Master Purchase and Licensing Agreement (“First Amendment”) is made effective as of this 1st day of May, 2009, by and between InEnTec LLC, a New York limited liability company, formerly known as Integrated Environmental Technologies LLC, a New York limited liability company (“Seller”, “InEnTec”, or “IET”) and Fulcrum BioEnergy, Inc. a Delaware corporation (“Fulcrum”), and amends that certain Master Purchase and Licensing Agreement, dated April 1, 2008 (the “Agreement”), by and between IET and Fulcrum.

WITNESSETH:

WHEREAS, InEnTec and Fulcrum are the parties to the Agreement;

WHEREAS, the parties desire to amend the Agreement on the terms and conditions set forth herein; and

WHEREAS, initially capitalized terms used but not defined in this First Amendment have the meanings given in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, InEnTec and Fulcrum hereby agree as follows:

1. Amendment to Section 1 of the Agreement. Section 1 of the Agreement is deleted in its entirety and replaced with the following:

“1. Agreement to Purchase and Sell; Quantity

(a) Purchase of Core Systems. Fulcrum agrees to purchase (or to cause Owners to purchase) from Seller, and Seller agrees to sell to Fulcrum (or Owners), G500P PEM™ Systems and related equipment and materials (the “Equipment”), in the quantity and subject to the terms and conditions set forth in this Contract and each PO.

Page 1	Confidential

The Equipment is more fully described in Exhibit A to this Contract, which is incorporated by reference as if fully set forth herein. Individual packages of Equipment consisting of two G500P PEM™ Systems are sometimes referred to herein as a “Core System.”

(b) Number of Core Systems Subject to Contract. Subject to all terms and conditions of this Agreement, Seller agrees to sell to Fulcrum (or Owners) up to 50 Core Systems for any use designated by Fulcrum that is within the Field. Each Core System purchased under this Contract shall be installed and used only in the Territory.

(c) Certain Definitions. For purposes of this Agreement, the following definitions apply:

(i) The term “Field” means use of the Core System where the feedstock to the Core System does not include Hazardous Waste, Medical Waste or chemical manufacturing waste, except in each case in nonmaterial amounts that are present in other feedstock sources.

(ii) The term “Hazardous Waste” includes (1) any material defined as “hazardous waste” under 40 C.F.R. Part 261; (2) any material defined as hazardous waste, dangerous waste, toxic waste or similar terms under state laws implementing the federal Resource Conservation and Recovery Act, other applicable state or national law or that is otherwise regulated by state or national law in a manner similar to hazardous waste; and (3) any material that would be included in subsections (1) or (2) of this paragraph if it were disposed as waste.

(iii) The term “Medical Waste” includes waste generated by medical facilities, pharmaceutical manufactures, and pharmaceutical reverse distributors and waste regulated as medical, biomedical, biohazardous, or pharmaceutical waste by applicable federal or state law.

(iv) The term “Territory” means the United States of America and Canada, but excludes the state of Montana and Benton, Franklin, and Walla Walla Counties in the state of Washington.

(d) Minimum Purchase of Ten Core Systems. Fulcrum agrees to purchase (or cause Owners to purchase) at least ten Core Systems from Seller, and the purchase of Core Systems from and after the initial ten Core Systems shall be in Fulcrum’s discretion, although such purchases shall be in accordance with the terms and conditions of this Contract and the POs.

(e) Federal Contracting. For a period of five years from the effective date of this First Amendment, when and if Fulcrum desires to develop a project using Core Systems that involves federal contracts and Fulcrum desires to engage an outside

Page 2	Confidential

consultant to conduct marketing for the project to the federal government on its behalf, Fulcrum shall use reasonable efforts to notify Tepa Technologies, LLC (“Tepa”) of such desire and to consider a proposal by Tepa for the provision of such marketing services by Tepa on Fulcrum’s behalf. For the avoidance of doubt, nothing in this Section 1(e) shall obligate Fulcrum (or an Owner) to engage or use Tepa in any way in connection with any project, including in connection with any marketing to the federal government.”

2. Amendment to Section 5 of the Agreement. Section 5(b)(i) and Section 5(b)(ii) are deleted in their entirety and replaced with the following:

“(b) Payment Schedule for Core Systems #2 and #3.

(i) Issuance of Notice to Proceed Under Purchase Order No. 1. On October 3, 2008, Fulcrum paid Seller $[***] which amount the Parties agree is to be applied by Seller as partial payment of the License Fees for Core System #2 and Core System #3. The remaining $[***] of the License Fees for Core System #2 and Core System #3 shall become due and payable upon the issuance of the Notice to Proceed under that certain InEnTec LLC Purchase Order Contract and License for G500 PEM System (Purchase Order No. 1), dated as of May 1, 2009, between Seller and Fulcrum Sierra BioFuels, LLC, or under any other PO under this Agreement, whichever first occurs.

(ii) Intentionally deleted.”

3. Amendment to Exhibit G of the Agreement. Exhibit G to the Agreement is deleted in its entirety.

4. Effectiveness of the Agreement. Except as expressly provided herein, nothing in this First Amendment shall be deemed to waive or modify any of the provisions of the Agreement, and the parties hereto hereby ratify and confirm the provisions of the Agreement, as amended in Sections 1 through 3 above. In the event of any conflict between the Agreement and this First Amendment, this First Amendment shall prevail.

5. Miscellaneous. This First Amendment is solely for the benefit of the parties hereto (and their respective successors and assigns), and no other person or entity shall have any rights under, or because of the existence of, this First Amendment. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles. The headings of the several sections and subsections of this First Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this First Amendment. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this First Amendment may refer to the Agreement without making specific reference to this First Amendment, but all such references shall be deemed to include this First Amendment, unless the context shall otherwise require.

Page 3	Confidential

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

[Remainder of the page intentionally left blank; signature page follows.]

Page 4	Confidential

IN WITNESS WHEREOF, the parties have executed this First Amendment, effective as of the date first written above.

InEnTec LLC		Fulcrum BioEnergy, Inc.

By:	/s/ Jeffrey E. Surma	By:	/s/ E. James Macias
	Jeffrey E. Surma		Name: E. James Macias
	President and CEO		Title: President and Chief Executive Officer

Confidential
[Signature page to First Amendment to Master Purchase and Licensing Agreement]